(JEFFERSON SAVINGS & LOAN LOGO)




                                                               January 4, 1994


To Our Stockholders:

      We are pleased to report that fiscal 1993 was profitable for Jefferson Savings and Loan Association. In addition, it appears that the economic forces which have been restraining financial institution earnings in the last few years began receding during 1993. The benefits of Jefferson's market position, conservative operations, and business momentum from the successful stock offering completed in October, 1992 became increasingly evident. While work remains in continuing to improve operations and enhance shareholder value, we remain committed to making Jefferson a more important factor in our communities' financial decisions.

      Jefferson's 1993 net income of $846,000 was a dramatic increase from the 1992 loss of $973,000. This significant improvement was the result of higher net interest income, reduced losses on loans, a gain on the sale of mortgage loan servicing, and a decrease in real estate owned expense. Total assets were $284 million at September 30, 1993. Stockholders' equity increased to $12.7 million at September 30, 1993, resulting in a book value of $9.67 per share. In April 1993, the Association effected a one-for-three reverse stock split, reducing outstanding shares to 1,310,876.

      In October, 1993 Jefferson successfully acquired $9.3 million of deposits from another savings institution in Leesburg, Virginia. We welcome these new customers to the Jefferson family. We also acquired a vacant branch facility in Manassas, Virginia from the Resolution Trust Corporation, and plan to open a loan production facility there in 1994. During 1994, we will be evaluating other opportunities available for expansion in our contiguous market areas. However, we will only pursue opportunities that make economic and regulatory sense. Our retail system has been Jefferson's strength and we intend to continue doing what we do best, making mortgage and consumer loans, and servicing our deposit customers. This expansion will need to be supported by capital growth as well. Our plans include an offering of stock if it becomes likely that asset and liability growth will take place.

      During this past year, we have begun to transform Jefferson into an institution which embraces a strong sales culture with recognition of the importance of efficiently serving our customers. Our goal is to have the people in our communities use Jefferson whenever a financial need arises.

      Since 1960, Jefferson has served the people of Warrenton, Culpeper, Luray, Leesburg and Charlottesville. As a result of the challenging regulatory and competitive environments, it has become clear that only the best managed and strongest financial institutions will survive. Jefferson intends to remain in that elite group.

      We would like to express our thanks to all Jefferson employees for their hard work that was a major factor in our success in 1993. We also salute the Board of Directors for their policy guidance and devotion to Jefferson's future. Finally, we would like to thank our stockholders for your continuing support. Management and the Board of Directors has placed enhancement of shareholder value as a top priority in planning Jefferson's future.

                                  Sincerely,


                       (SIG)                   (SIG)

                   Robin C. Gulick       Thomas W. Winfree
                   Chairman of the         President and
                   Board                  Chief Executive
                                              Officer




             JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A.
          SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
         (Dollars in Thousands, Except Per Share Amounts)

                                                     September 30,
                                    1993       1992       1991      1990        1989
 Assets:
 Cash and investments  . . . . .     $48,596      $48,192   $13,498    $32,240    $36,025
 Loans receivable, net . . . . .     169,965      186,185   208,641    234,848    245,522
 Mortgage-backed securities  . .      51,173       50,589    79,491     79,400     83,594
 Other assets  . . . . . . . . .      14,516       16,654    22,560     16,631     18,943
                                    $284,250     $301,620  $324,190   $363,119   $384,084


 Liabilities and Stockholders'
  Equity:
 Deposits  . . . . . . . . . . .    $241,467     $249,166  $244,139   $236,780   $257,983
 FHLB advances . . . . . . . . .                             13,750     51,050     46,000
 Other borrowings  . . . . . . .      24,079       34,158    54,506     61,387     65,612
 Other liabilities . . . . . . .       6,022        6,558     5,260      8,009      8,436
 Stockholders' equity  . . . . .      12,682       11,738     6,535      5,893      6,053
                                    $284,250     $301,620  $324,190   $363,119   $384,084

                                                Year Ended September 30,
                                     1993        1992      1991      1990        1989
 Summary of Income and Expense:
 Interest income . . . . . . . .     $21,168      $26,712   $32,820    $34,717    $36,191
 Interest expense  . . . . . . .      13,725       20,007    26,983     30,038     32,133

 Net interest income . . . . . .       7,443        6,705     5,837      4,679      4,058
 Provision for losses on loans .         533        1,115       498        667        603
 Noninterest income  . . . . . .       3,090        2,257     2,549      1,577      1,761
 Operating expenses  . . . . . .       8,239        8,820     7,206      6,253      8,771
 Income (loss) before income tax
  expense (benefit) and
  extraordinary item   . . . . .       1,761        (973)       682      (664)    (3,555)
 Income tax expense (benefit)  .         915                    500      (504)    (1,430)

 Income (loss) before
  extraordinary item   . . . . .         846        (973)       182      (160)    (2,125)
 Extraordinary item  . . . . . .                                460
 Net income (loss) . . . . . . .        $846       $(973)      $642     $(160)   $(2,125)

                                           At or for the Year Ended September 30,
                                     1993         1992        1991       1990        1989
 Book value per common share (1)       $9.67       $8.95       $36.64     $33.04     $33.93
 Outstanding shares (1)  . . . .   1,310,876   1,310,876(2)   178,377    178,377    178,377
 Earnings (loss) per share
  before extraordinary item (1)         $.65      $(5.45)       $1.02     $(.90)    $(11.91)
 Extraordinary item per share
  (1)  . . . . . . . . . . . . .                                 2.58
 Net earnings (loss) per share
  (1)  . . . . . . . . . . . . .        $.65      $(5.45)       $3.60     $(.90)    $(11.91)
 Return on average assets (net
  income divided by average
  total assets)  . . . . . . . .        .29%       (.31)%        .19%     (.04)%      (.53)%

 Return on equity (net income
  divided by average equity)   .       6.93%     (10.65)%      10.33%    (2.68)%    (29.86)%
 Equity-to-average assets
  (average equity divided by
  average total assets)  . . . .       4.17%       2.92%        1.81%     1.60%       1.78%
 Number of offices . . . . . . .           6          6            7         7           7
 Regulatory Capital:
 Tangible  . . . . . . . . . . .     $12,682     $11,738      $6,535    $5,893         N/A
 Core  . . . . . . . . . . . . .      12,682      11,738       6,535     5,893         N/A
 Risk-based  . . . . . . . . . .      14,284      13,026       7,670     6,691         N/A

___________

(1) All periods presented have been adjusted to give effect to the one-for-three reverse stock split in April, 1993.

(2) At September 30, 1992, outstanding shares totaled 1,310,876, while the weighted average shares outstanding for the year ended September 30, 1992 totaled 178,377.




    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

General

     Jefferson  Savings  and  Loan  Association,  F.A.  ("Jefferson"  or  the
"Association") is a federally chartered savings and loan association headquartered in Warrenton, Virginia with branch offices in Warrenton, Luray, Leesburg, Culpeper and Charlottesville. The Association's principal business consists of attracting deposits and using such funds, together with borrowings, to originate primarily residential real estate loans secured by property located mainly in Virginia. However, during fiscal 1994, the Association intends to emphasize the origination of nonresidential real estate loans secured by property in its market area. Currently, Jefferson is the largest financial institution headquartered in Fauquier County, Virginia.

      In recent years, management has pursued various strategies in connection with an overall plan to meet more stringent regulatory capital requirements. As part of this plan, the Association successfully completed a common stock offering resulting in net proceeds of $6.2 million, reduced high cost borrowings, increased net interest income, increased net interest spread, reduced its reliance on national deposits, increased local core deposits, sold newly originated fixed interest-rate mortgage loans, with servicing retained, reduced real estate owned, and increased noninterest income. In the future, management intends to concentrate its efforts on reducing expenses related to real estate owned, upgrading the mortgage origination capability of the Association, and moderately increasing branch and deposit growth in Virginia markets contiguous to those markets presently served by the Association.

      During fiscal 1993, the Association recorded net income of $846,000 versus a net loss of $973,000 in fiscal 1992. The major contributing factors for this improvement were an increase in net interest income of $738,000, a decrease in provision for losses on loans of $582,000, a gain on the sale of mortgage loan servicing of $770,000, an increase on gains on sale of mortgage loans of $381,000 and a decrease of $1.0 million in real estate owned expense. Such benefits were partially offset by a decrease of $467,000 in gains on sale of investment securities and mortgage- backed securities, an increase in operating expenses other than real estate owned expense of $427,000, and an increase in income tax expense of $915,000.

Financial Condition at September 30, 1993 and 1992

     The Association's total assets decreased $17.4 million, or 5.8%, to $284.3 million at September 30,1993 from $301.6 million at September 30, 1992 due primarily to a $16.2 million decrease in loans receivable, a $7.0 million decrease in cash held in escrow, and a $2.2 million decrease in real estate owned, which decreases were partially offset by an increase of $7.4 million in investment securities.

      On September 30, 1992, the Association successfully completed a subscription rights and community stock offering which resulted in the sale of approximately 3.4 million shares of common stock. At September 30, 1992, the funds from the stock offering, amounting to approximately $6.8 million were held in an interest-earning escrow account. These funds were released to the Association on October 5, 1992, and re-invested in other interest-earning assets after payment of offering expenses.

      The portfolio of $45.7 million in investment securities at September 30, 1993 consisted primarily of $14.0 million in U.S. Government and agency obligations, $15.0 million in Federal Home Loan Bank of Atlanta ("FHLB") overnite funds, $3.6 million in FHLB stock, $10.7 million in adjustable-rate mortgage mutual funds, and $2.4 million in finance subsidiary trust cash accounts. At September 30, 1993, the Association adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires investments to be classified as held-to-maturity, trading, or available-for-sale. Investments held- to-maturity are reported at amortized cost; investments classified as trading are reported at fair value, with unrealized gains and losses included in earnings; and investments classified as available-for-sale are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of income tax effect. At September 30, 1993, investments available-for-sale totalled $24.7 million, with an unrealized loss of $7,000, and investments held- to-maturity totalled $21.0 million, with no unrealized gain or loss. There were no investments classified as trading. The Association has continued its past policy of investing in short- term overnite funds, high quality government and government agency obligations on a direct basis or through mutual funds. At September 30, 1992 the investment portfolio of $38.3 million consisted of $30.0 million of U.S. Treasury bills, $2.5 million in FHLB overnite funds, $3.4 million in FHLB stock, $1.1 million in a corporate note, and $1.3 million in finance subsidiary trust cash accounts and other investments. For further information concerning the Association's investment securities, see Note 2 in the Notes to Consolidated Financial Statements contained herein.

      The mortgage-backed securities ("MBSs" or "mortgage-backed securities") portfolio of $51.2 million consists entirely of Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") instruments. At September 30, 1993, MBSs classified as available-for-sale totalled $8.7 million with an unrealized gain of $161,000, and MBSs classified as held-to-maturity totalled $42.3 million with a net unrealized gain of $1,240,000. At September 30, 1993, there were no MBSs classified as trading. Approximately $25.3 million of the MBSs classified as held-to-maturity are placed with trustees as part of collateralized mortgage obligation ("CMO") and real estate mortgage investment conduit ("REMIC") transactions through Jefferson's wholly-owned finance subsidiaries. The finance subsidiaries' MBSs decreased $12.3 million in fiscal 1993 as a result of prepayments due to the low interest rate environment which prevailed in fiscal 1993. However, the balance of MBSs at September 30, 1993 compared to September 30, 1992 remained virtually unchanged due to purchases of MBSs of $22.7 million, and the securitization of portfolio mortgage loans of $4.1 million into MBSs, which were offset by repayments of $18.1 million (including the $12.3 million of prepayments referred to above) and sales of $8.3 million. The sales of MBSs in fiscal 1993 were effected in late December, 1992 to increase the Association's risk-based capital ratios to meet increased regulatory capital standards and offset loss provisions on mortgage loans and real estate owned. The sales of $15.4 million in fiscal 1992 were effected to reduce assets and increase risk-based capital ratios in accordance with a capital plan filed with the Office of Thrift Supervision ("OTS").

      Loans receivable decreased $16.2 million or 8.7% in fiscal 1993 to $170.0 million at September 30, 1993. This decline was attributable to a continuing decline in mortgage interest rates, which has spurred record refinancing activity, and a high level of loan repayments. Loan originations increased to $103.0 million in fiscal 1993 compared to $97.3 million in fiscal 1992. Sales of loans increased to $64.8 million in fiscal 1993 compared to $57.8 million in fiscal 1992 and loan repayments totalled $50.7 million in fiscal 1993 compared to $58.9 million in fiscal 1992. The Association has continued to sell newly originated fixed-rate mortgage loans in the secondary market while retaining servicing. However, in September, 1993, the Association sold servicing rights to $63 million of loans previously sold. In 1993, the Association continued to focus its lending activities on single-family residential loans, construction loans, and consumer loans, and originated only $476,000 of nonresidential loans during fiscal 1993 and 1992. Nonresidential loans decreased to $32.4 million or 18.6% of outstanding loans at
September 30, 1993 from $37.1 million or 19.5% of outstanding loans at September 30, 1992. However, during fiscal 1994, the Association intends to emphasize the origination of nonresidential real estate loans. The amount of such originations will depend on market conditions and other factors. However, the Association does not presently anticipate such originations to exceed $15.0 million in fiscal 1994. Generally, individual loans would be limited to $800,000 and would be secured by property located in its market area. For information regarding loan loss provisions and nonperforming assets, see "Nonperforming Assets" contained within this report.

      In August, 1993, the Association implemented a systems conversion for mortgage loan origination software and hardware. A computer network will be completed in fiscal 1994 to facilitate the goal of higher loan originations in future periods. In addition, teller platform hardware and software will be operational in January, 1994. The cost of these office equipment additions in fiscal 1993 and fiscal 1994 will be approximately $800,000. The Association expects to increase staff and develop correspondent sources to achieve increased loan production targets.

      Real estate owned ("REO") decreased $2.2 million or 21.3% during fiscal 1993 to $8.2 million. During fiscal 1993, sales of REO totalled $3.5 million, while additions totalled $1.6 million. During fiscal 1993, the Association established a general valuation allowance ("GVA") equal to $100,000, which is netted against the aggregate REO fair value of $8.3 million. However, the individual properties are carried at fair value without consideration of the GVA. During fiscal 1993, the Association directly expensed approximately
$1.0 million in renovation expenditures for an REO property, the Ocean One Hotel in Virginia Beach, Virginia (See "Results of Operations-Operating Expenses."). Direct write-offs of properties other than the Ocean One totalled $372,000 in fiscal 1993.

      Office properties and equipment increased $473,000 reflecting the purchase of computer hardware and software for mortgage originations and the purchase of land and a building in Manassas, Virginia for use as a loan production office.

      During fiscal 1993, total liabilities decreased $18.3 million or 6.3% to $271.6 million at September 30, 1993 due primarily to a decrease of $7.7 million in deposits and a decrease of $10.1 million in other borrowings (CMO and REMIC).

      Deposits decreased $7.7 million or 3.1% during fiscal 1993 to $241.5 million at September 30, 1993. Jumbo time deposits (accounts in excess of $100,000) decreased $5.4 million in fiscal 1993, with national funds representing $4.0 million of the jumbo time deposit decline. However, other time deposits increased $4.4 million in fiscal 1993. Demand accounts represented 54% of total deposits, while time deposits totalled 46%. At September 30, 1993, the Association had $15.5 million of time deposits in "Bump Rate" certificates of deposit, which allows a depositor to adjust his or her rate to a current rate once during the deposit term, and $10.8 million in "Prime Rate" certificates of deposit, which are tied to changes in prime rate less 150-175 basis points. The weighted average cost of deposits at September 30, 1993 was 3.84%, a decline of 110 basis points from the weighted average cost of 4.94% at September 30, 1992. The Association has continued pricing its deposits within a mid-range of rates offered by its competitors except for selective promotions.

      In October, 1993, the Association purchased approximately $9.3 million of deposits from another savings institution in Leesburg, Virginia at a premium of 1.25%. These accounts were transferred to the Association's existing branch in Leesburg, Virginia.

      There were no outstanding advances from the FHLB or securities sold under agreements to repurchase at September 30, 1993 or 1992. Due to the high liquidity from loan sales and repayments, the Association utilized only $2 million in FHLB advances in fiscal 1993.

      Other borrowings declined $10.1 million or 29.5% in fiscal 1993 to $24.1 million at September 30, 1993. This repayment of the CMO and REMIC borrowings of Jefferson's wholly owned subsidiaries was accelerated by the heavy refinancing of real estate mortgage loans due to the decline in market interest rates. The unamortized discount related to these borrowings declined approximately $1.0 million to $2.3 million at September 30, 1993. As a result, the costs of other borrowings rose to approximately 12.55% in fiscal 1993. Heavy refinancing activity in fiscal 1994 is expected to continue, which will result in continuing higher amortization of the unamortized discount, and a high cost of other borrowings.

      In April, 1993, the Association completed a one-for-three reverse stock split approved by the stockholders at the 1993 Annual Meeting, reducing outstanding shares to 1,310,876. Book value per share at September 30, 1993 was $9.67. In June, 1993, the National Association of Securities Dealers, Inc. accepted the Association's application to list the Association's common stock in its small cap issues (NASDAQ:JEFF). Present market makers are Branch Cabell & Co., Scott & Stringfellow Investment Corporation, Anderson and Strudwick, and Wheat First Securities, all of Richmond, Virginia, Ryan Beck and Co. Inc. of West Orange, New Jersey and Herzog, Heine, Geduld, Inc. of New York, New York.

      Jefferson does not invest in high-yield financing (junk bonds), real estate joint ventures, interest rate swaps or futures contracts, and had no goodwill or purchased mortgage servicing rights at September 30, 1993.

Nonperforming assets

     Nonperforming assets consist of nonaccrual loans, real estate acquired by foreclosure or deed-in-lieu of foreclosure, in- substance foreclosures and repossessed assets. The Association does not accrue interest on loans which are 90 days or more delinquent.

      Excess commercial office inventory, coupled with a regional economic decline, adversely affected the real estate market in the Washington, D.C. metropolitan area and contributed to the level of the Association's nonperforming assets in fiscal 1991, 1992 and 1993. The real estate in the metropolitan Washington, D.C. area may take substantial time to absorb the existing real estate inventory and may also be adversely affected in the future by the disposition of a significant amount of real estate by financially troubled institutions, as well as by the Federal Deposit Insurance Corporation ("FDIC") and the Resolution Trust Corporation ("RTC"). The real estate market in the Association's market area and the overall economy are expected to be significant determinants of the quality of the Association's assets in future periods and, thus, its results of operations.


      The following table sets forth information regarding the Association's nonaccrual loans and real estate owned at the dates indicated.

                                                                       September 30,
                                                                1993      1992     1991
                                                                   (Dollars in Thousands)
Nonaccrual loans
  Residential  . . . . . . . . . . . . . . . . . . . . . .     $1,205      $626    $1,338
  Nonresidential   . . . . . . . . . . . . . . . . . . . .      1,298     1,204     4,305
  Construction   . . . . . . . . . . . . . . . . . . . . .        154       112       263
  Consumer   . . . . . . . . . . . . . . . . . . . . . . .          9        24       523
    Subtotal   . . . . . . . . . . . . . . . . . . . . . .      2,666     1,966     6,429
 Real estate owned
  Residential  . . . . . . . . . . . . . . . . . . . . . .        770     2,775     1,948
  Nonresidential   . . . . . . . . . . . . . . . . . . . .      6,938     6,308     7,764
  In-substance foreclosure   . . . . . . . . . . . . . . .        611     1,365

    Subtotal   . . . . . . . . . . . . . . . . . . . . . .      8,319    10,448     9,712
 Total nonperforming assets  . . . . . . . . . . . . . . .    $10,985   $12,414   $16,141


 Total nonperforming assets to total assets  . . . . . . .      3.86%     4.12%     4.98%

      If the nonaccrual loans and loans deemed in-substance foreclosure assets at September 30, 1993 had been current in accordance with their terms for the year ended September 30, 1993 (or from the date of origination if originated during such period), the total interest income on such loans for fiscal 1993 would have been $670,300. The Association did not accrue any interest income on such loans in fiscal 1993.

      The $2.7 million of nonaccrual loans at September 30, 1993 consisted of twelve residential loans, four nonresidential loans, two construction loans, and five consumer loans.

      The largest of these nonaccrual loans, with an outstanding principal balance of $1.1 million at September 30, 1993, is collateralized by a bowling alley in Grafton, Virginia (near Newport News). Such amount represents the Association's 60% participation interest in the loan. The loan is serviced by the FDIC and was 38 months delinquent at September 30, 1993. The borrower filed bankruptcy in September, 1992. The bankruptcy court has approved the borrower's plan of reorganization which requires the borrower to refinance the loan prior to June, 1994, and the borrower began making monthly interest payments in October, 1993. The bowling alley is operational, with a December, 1991 appraisal value in excess of loan carrying value.

      At September 30, 1993, all twelve residential loans had outstanding principal balances less than $198,000, the remaining three nonresidential loans had outstanding principal balances less than $100,000, the two construction loans amounted to $112,000 and $42,000, and no nonaccrual consumer loans exceeded $3,000. However, the Association does have five loans outstanding to one borrower totalling approximately $420,000. These loans are in the process of foreclosure. Other than the bowling alley loan, all loans are secured by property located in the Association's market areas.

      The $8.2 million of REO at September 30, 1993, net of a $100,000 general valuation allowance, consisted of three single-family residences with an aggregate carrying value of $336,000, 22 condominiums in Dallas, Texas with an aggregate carrying value of $434,000, a Knight's Inn motel in Monroe, Michigan with a carrying value of $1.7 million, the Ocean One hotel in Virginia Beach, Virginia with a carrying value of $3.8 million, office and residential property in Leesburg, Virginia with a carrying value of $276,000, warehouse and land in Chantilly, Virginia with a carrying value of $414,000, seven lots near Warrenton, Virginia with a carrying value of $305,000, partially developed land in Charlottesville, Virginia with an aggregate carrying value of $453,000, and a single-family residence in Warrenton, Virginia with a carrying value of $611,000.

      In November, 1993, the Association sold the Knight's Inn motel in Monroe, Michigan for $1.8 million. The Association accepted a cash payment of $150,000 and extended a loan of $1,650,000 for the remainder of the purchase price. In October, 1993, the Association purchased the land and the land lease for the Knight's Inn motel for $340,000. As a result, the Association expects to receive a minimum of $30,000 in annual rental payments from this land lease.

      The office and residential property in Leesburg, Virginia is vacant and has been evaluated by experts for soil contamination. The carrying value of $276,000 is net of a specific reserve of $80,000 relating to the resolution of this problem.

      The Ocean One Hotel is a 102-room beachfront hotel which was acquired by foreclosure in June, 1991 and reopened for business in July, 1992 after being closed for twenty months. The outstanding loan at the time of the foreclosure amounted to $2.7 million. In fiscal 1992, the Association spent $2.2 million in renovation expenditures, with $1.1 million charged to expense, and the remainder of $1.1 million capitalized as part of the REO balance, resulting in a new carrying value of $3.8 million at September 30, 1992. During fiscal 1993, the Association expensed $1.1 million in further renovation expenditures for an indoor swimming pool, meeting rooms, a restaurant and restaurant equipment, a lounge and bar, exterior painting, and replacement of certain hotel furnishings. The Association does not plan further significant renovation expenditures, and has listed the property for sale. However, the Association is unable to project, if any, additional expenditures which may be necessary to sell the property. The property is being managed by a professional hotel operator. The Association is evaluating the benefits of affiliating the hotel with a national franchise in fiscal 1994.

Results of Operations



 General The operating results of the Association depend primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, consisting primarily of loans, investment securities and mortgage- backed securities, and interest expense on interest-bearing liabilities, consisting primarily of deposits, FHLB advances, and other borrowings. The Association's results of operations also are affected by the provision for loan losses, resulting from the Association's assessment of the adequacy of the allowance for loan losses; the level of its noninterest income, including gains on the sale of loans, investments, and mortgage-backed securities, and mortgage loan servicing, deposit and other fees and service charges; the level of its operating expenses, including compensation, occupancy and equipment, Federal deposit insurance, REO expense, advertising, and miscellaneous expenses; and income tax expenses. Each of these principal components of the Association's operating results is discussed below.




      Jefferson experienced net income of $846,000 or $0.65 per share for the year ended September 30, 1993, as compared with a net loss of $973,000 or $5.45 per share for the year ended September 30, 1992, and net income of $642,000 or $3.60 per share in the year ended September 30, 1991. Earnings per share have been adjusted for all periods to reflect a one-for-three reverse stock split effected in April, 1993. Net income in fiscal 1993 resulted from higher net interest income, lower provision for loan losses, gains from sale of mortgage loan servicing, and lower REO expenses, which were partially offset by higher income tax expense. The net loss in fiscal 1992 resulted from higher provision for loan losses, increased REO expenses and the absence of gain on the sale of mortgage loan servicing rights.

 Net Interest Income Net interest income before provision for loan losses improved to $7.4 million in fiscal 1993, from $6.7 million in fiscal 1992 and from $5.8 million in fiscal 1991. The increases in fiscal 1993 and fiscal 1992 compared to the prior periods, were due primarily to a decrease in the average balance of interest-bearing liabilities at a greater rate than the decrease in interest-earning assets and, to a lesser extent, to a more rapid decrease in the cost of interest-bearing liabilities than the decline in yield on interest- earning assets. The yield on interest-earning assets declined 114 basis points in fiscal 1993 compared to fiscal 1992, versus a decline of 151 basis points of the cost of interest-bearing liabilities, causing an increase in net interest spread of 37 basis points to 2.64% in fiscal 1993. The yield on interest-earning assets declined 80 basis points in fiscal 1992 compared to fiscal 1991 versus a decline of 128 basis points in the cost of interest- bearing liabilities, causing an increase in the net interest spread of 48 basis points to 2.27% in fiscal 1992 compared to 1.79% in fiscal 1991.

      The following table sets forth for the periods indicated information regarding average balances of and weighted average yields on loans, mortgage-backed securities and investment securities and balances of and weighted average interest rates paid on deposits and borrowings as well as the dollar difference between such average balances, and the net interest rate spread between the weighted average yields earned and rates paid. Average balances are calculated on an average daily balance. Nonperforming loans have been included in the table as loans carrying a zero yield.


                                       Year Ended September 30,

                                  1993                          1992                         1991

                          Average        Average        Average        Average        Average        Average
                          Balance       Yield/Rate      Balance       Yield/Rate      Balance       Yield/Rate
                                                 (Dollars in Thousands)
 Interest-earning assets:
  Loans receivable   . .   $180,039       8.58%         $204,964       9.54%           $226,042      10.24%
  Mortgage-backed
    securities   . . . .     45,980        7.46           68,657        8.33             90,599        8.63
  Investment securities      50,062        4.61           29,310        4.90             24,985        7.45
    Total
      interest-earning
      assets   . . . . .    276,081        7.67          302,931        8.81            341,626        9.61
 Interest-bearing
  liabilities:
  Deposits   . . . . . .    243,442        4.12          250,316        5.78            238,243        7.35
  Borrowings   . . . . .     29,420       12.54           55,720        9.96            107,052        8.86

    Total
      interest-bearing
      liabilities  . . .    272,862        5.03           306,036        6.54            345,295        7.82
 Average dollar
  difference between
  interest-earning
  assets and
  interest-bearing
  liabilities  . . . . .     $3,219                       $(3,105)                       $(3,669)


 Interest rate spread  .                  2.64%                           2.27%                         1.79%


                                1993 Compared to 1992 Increase       1992 Compared to 1991 Increase
                                     (Decrease) Due to                   (Decrease) Due to
                                   Volume     Rate      Total         Volume    Rate    Total
                                    (Dollars in Thousands)              (Dollars in Thousands)
 Interest income:
  Loans receivable   . . . . . . . $(2,137) $(1,984)  $(4,121)       $(2,012) $(1,582) $(3,594)
  Mortgage-backed securities   . .  (1,692)    (601)   (2,293)        (1,831)    (272)  (2,103)
  Investment securities  . . . . .      957     (87)       870            251    (662)    (411)
    Total interest income  . . . .  (2,872)  (2,672)   (5,544)        (3,592)  (2,516)  (6,108)

 Interest expense:
  Deposits   . . . . . . . . . . .    (283)  (4,138)   (4,421)            700  (3,740)  (3,040)
  Borrowings   . . . . . . . . . .  (3,298)    1,437   (1,861)        (5,113)    1,177  (3,936)
    Total interest expense   . . .  (3,581)  (2,701)   (6,282)        (4,413)  (2,563)  (6,976)

 Net interest income . . . . . . .     $709      $29       738           $821      $47     $868

 Interest  Income  Interest  income  decreased  $5.5 million   or  20.8%   to
$21.2 million in fiscal 1993 compared to fiscal 1992. Interest income decreased $6.1 million or 18.6% to $26.7 million in fiscal 1992 compared to $32.8 million in fiscal 1991. Such decreases were due to both declines in the average balance of the Association's interest-earning assets and the average yield earned thereon. The average balance of loans receivable decreased
$24.9 million or 12.2% to $180.0 million in fiscal 1993, and decreased $21.1 million or 9.3% to $205.0 million in fiscal 1992 compared to the prior respective years. Such decreases in the average balance of loans receivable were primarily due to increased loan repayment and refinancing activity, an increase in loan sales reflecting management's decision to sell newly-originated fixed-rate mortgage loans, and the reluctance of borrowers to select adjustable-rate mortgages. The average balance of mortgage-backed securities decreased $22.7 million or 33.0% to $46.0 million in fiscal 1993, and decreased $21.9 million or 24.2% to $68.7 million in fiscal 1992 compared to the prior respective years. Such decreases in the average balance of mortgage-backed securities were primarily due to increased principal repayments caused by refinancing activity of the underlying collateral, especially those collateralizing the CMO and REMIC borrowings. During fiscal 1993, the Association purchased approximately $22.7 million in mortgage-backed securities, mostly variable-rate, to reinvest funds received as a result of heavy prepayments of loans and mortgage-backed securities. The average balance of investment securities increased $20.8 million or 70.8% to $50.1 million in fiscal 1993, and increased $4.3 million or 17.3% to $29.3 million in fiscal
1992 compared to the respective prior periods. Such increases reflected management's decision to place excess funds received from the heavy prepayments of loans and mortgage-backed securities in short-term and variable-rate investments as part of its asset/liability management and reduction of interest rate risk.

      The yields on all interest-earning assets declined in fiscal 1993 and fiscal 1992 reflecting the general decline in market interest rates, decreases from annual adjustments of adjustable- rate mortgages, origination of new loans at an interest rate lower than existing portfolio yield, and refinancing of higher yielding loans to lower yields.

 Interest Expense Interest expense decreased $6.3 million or 31.4% to $13.7 million in fiscal 1993 and decreased by $7.0 million or 25.9% to $20.0 million in fiscal 1992 compared to the respective prior periods. Such decreases were due to both a decrease in the average balance of the Association's interest-bearing liabilities and the rate paid thereon. During fiscal 1993, the average balance of deposits decreased $6.9 million or 2.7% to $243.4 million, and during fiscal 1993 the average balance of borrowings decreased $26.3 million or 47.2% to $29.4 million. The decline in deposits was primarily attributable to a decrease in jumbo time deposits and Presidential passbook deposits. The cost of deposits decreased 166 basis points reflecting the decline of market interest rates and a less aggressive deposit pricing policy by Jefferson. The decrease in borrowings reflected the accelerated paydown of the CMO and REMIC indebtedness due to the heavy prepayment activity of the underlying FHLMC PC collateral. The prepayment of CMO and REMIC borrowings also accelerated the amortization of the related discount, significantly increasing the cost of borrowings. The excess liquidity created from high loan and MBS repayments and the decrease in loans receivable eliminated the need for material outside borrowings.

      During fiscal 1992, compared to fiscal 1991, the increase in the average balance of deposits of $12.1 million or 5.1% to $250.3 million was more than offset by a decrease of $51.3 million, or 48.0%, in the average balance of borrowings during such period to $55.7 million. Deposits increased due to an increase in demand accounts, such as the Presidential passbook account, which were aggressively priced. The decrease in the average balance of borrowings was due to the repayment of high cost FHLB advances and CMO and REMIC borrowings. In addition, reverse repurchase agreements were repaid. Deposit costs declined reflecting the decrease in market interest rates, while CMO and REMIC prepayments caused borrowing costs to increase due to accelerated amortization of the related discount. Due to excess liquidity, the need to increase regulatory capital ratios, and the lack of portfolio loan demand, the Association utilized excess funds in fiscal 1992 to reduce liabilities and improve net interest income.

      Due to the significant drop in interest rates in fiscal 1993 and fiscal 1992, the Association does not expect further significant decreases in deposit costs in future periods. However, the current level of mortgage rates continues to provide an impetus for refinancing activity and will probably result in continued high costs of borrowings on the CMO and REMIC. As a result, the Association may experience a decrease in its interest rate spread in fiscal 1994. Approximately $944,000 of the unamortized discount was amortized to expense in fiscal 1993, with a remaining outstanding balance to be expensed of $2.3 million at September 30, 1993.

 Provision for Loan Losses The provision for loan losses in fiscal 1993 totalled $533,000 compared to $1.1 million and $498,000 during fiscal 1992 and 1991, respectively. The increase in fiscal 1992 was primarily attributable to the charge-off of $380,000 for a Dallas, Texas office building and $424,000 with respect to certain consumer loans. In fiscal 1993, the Association charged-off $70,000 on a construction loan, $100,000 on a nonresidential loan, $49,000 with respect to certain consumer loans, and increased the general valuation allowance by $314,000. At September 30, 1993, the Association's allowance for loan losses amounted to $1.6 million or 60.1% of nonperforming loans and 0.92% of total loans. Management's determination of the adequacy of the allowance for loan losses is based on an evaluation of the loan portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income.

      The Association believes that the allowance for loan losses as of September 30, 1993 was adequate and further believes that the carrying value of REO is stated at fair value. However, future additions to the allowance for loan losses or reductions in net carrying values may be necessary based on the performance of the Association's loan portfolio and changes in economic conditions. In addition, in connection with periodic examinations of the Association, the staff of the OTS and the FDIC consider the adequacy of the allowance for loan losses and the carrying value of REO. Such agencies may require the Association to recognize additions to the allowance or reductions in the net carrying value of REO based on their judgments at the time of such examinations. The last completed OTS and FDIC examinations were December, 1992.

 Noninterest Income Noninterest income increased $833,000 to $3.1 million in fiscal 1993 compared to $2.3 million in fiscal 1992, and decreased $261,000 in fiscal 1992 from $2.5 million in fiscal 1991.

      The increase in noninterest income in fiscal 1993 of $833,000 was due primarily to a $770,000 gain on the sale of mortgage loan servicing rights with respect to $63 million of mortgage loans previously sold to FNMA. There were no such sales in fiscal 1992. Fees and service charges increased $98,000 in fiscal 1993 primarily due to an increase of $87,000 in mortgage loan service fees due to a higher average balance of loans serviced in fiscal 1993 compared to fiscal 1992. The gain on sale of loans in fiscal 1993 and fiscal 1992 resulted entirely from loans held for sale, and increased $381,000 in fiscal 1993 versus fiscal 1992 due to more favorable market conditions and timing of sale considerations. The gain on sale of MBSs decreased $158,000 in fiscal 1993 compared to fiscal 1992. See "Financial Condition at September 30, 1993 and 1992" contained within this report and Note 2 in the Notes to Consolidated Financial Statements contained herein. The gain on sale of investment securities decreased $309,000 in fiscal 1993 compared to fiscal 1992. These gains arose from investments in mutual funds, with fiscal 1992 gains resulting from timely, opportunistic decisions on market rate changes.

      The decrease in noninterest income in fiscal 1992 was due primarily to a $618,000 decrease in gain on the sale of mortgage loan servicing rights, a decrease of $173,000 in miscellaneous other income and a $127,000 decrease in gain on sale of loans, which decreases were partially offset by a $667,000 increase in gain on sale of MBSs and investment securities. The decrease in gain on the sale of mortgage loan servicing rights in fiscal 1992 was due to the lack of such sales of servicing rights in fiscal 1992. The decrease in miscellaneous other income was due primarily to the inclusion of interest income of $121,000 from prior year's income tax refunds in fiscal 1991. The decrease in gain on sale of loans was due primarily to changing market interest rate movements and timing of sale considerations. In fiscal 1992, the Association recorded an aggregate increase of $667,000 in gains on sale of MBSs and investment securities. See "Financial Condition at September 30, 1993 and 1992" contained in this report and Notes 2 and 3 in the Notes to Consolidated Financial Statements contained herein. Future gains, if any, on the sale of investment securities, MBSs, loans receivable or mortgage loan servicing rights will depend on the amount and classificaton of such assets, market conditions and timing of sale considerations.

Operating Expenses

     Operating expenses decreased $581,000 or 6.6% to $8.2 million in fiscal 1993 compared to $8.8 million in fiscal 1992, and increased $1.6 million or 22.9% from $7.2 million in fiscal 1991. The primary cause of these changes was the decrease of $1.0 million in net cost of REO in fiscal 1993 compared to fiscal 1992, and the increase of $1.6 million in net cost of REO in fiscal 1992 compared to fiscal 1991. Operating expenses as a percentage of average assets were 2.81%, 2.82%, and 2.10% in fiscal 1993, 1992, and 1991, respectively. Excluding the net cost of REO, the ratios were 2.37%, 2.08% and 1.88% in fiscal 1993, 1992, and 1991, respectively.

      Compensation and employee benefits increased $198,000 in fiscal 1993 compared to fiscal 1992, and increased $101,000 in fiscal 1992 compared to fiscal 1991. The increase in fiscal 1993 resulted from pay increases for existing staff after a pay freeze in fiscal 1992, increased staffing in certain administrative positions, and increased staffing in loan origination positions. Group insurance costs declined $80,000 in fiscal 1993 compared to fiscal 1992. Group insurance costs increased $118,000 in fiscal 1992 compared to fiscal 1991 reflecting an adverse experience in health costs.

      Occupancy and equipment expense increased $105,000 to $1.2 million in fiscal 1993 compared to fiscal 1992, and was stable in fiscal 1992 compared to fiscal 1991. The fiscal 1993 increase resulted from an increase in the Warrenton branch rental expense, and an increase in repairs and maintenance on buildings and equipment.

      Federal deposit insurance premiums increased $126,000 in fiscal 1993 compared to fiscal 1992 and was stable in fiscal 1992 compared to fiscal 1991. This increase reflects the higher rate assigned to the Association due to a risk-based rate schedule adopted by the FDIC effective January, 1993.

      Net cost of REO decreased $1.0 million to $1.3 million in fiscal 1993 compared to fiscal 1992, and increased $1.6 million to $2.3 million in fiscal 1992 compared to fiscal 1991. The high level of REO expense in fiscal 1993 and fiscal 1992 primarily related to the renovation of the Ocean One hotel in
Virginia Beach, Virginia. In fiscal 1992, the Association expensed $1.1 million in renovation expenses, and in fiscal 1993 further renovation expenditures totalled approximately $1.1 million (See "Nonperforming Assets" herein). The hotel was operational during fiscal 1993, and despite major construction activity, operated at 35% occupancy at an average room rate of approximately $69 for an operational profit of $128,000. The Association does not plan further significant renovation expenditures, and has listed the property for sale. The business of the hotel is seasonal, with losses in the winter months, and profits in the peak summer months. The Association believes that occupancy should improve in future periods with the absence of construction activity, higher advance reservations, and possible affiliation with a national franchise.

      The fiscal 1992 net costs also included $261,000 for a motel in Monroe, Michigan, $241,000 for an apartment complex in Dallas, Texas, $233,000 for land in Dallas, Texas, and $160,000 for two land developments in Warrenton, Virginia. As of November 20, 1993, the assets referred to in this paragraph were sold by the Association at no material loss.

      The fiscal 1993 costs also included expenses of $103,000 for an office and residential property in Leesburg, Virginia, $101,000 for a warehouse and land in Chantilly, Virginia, and $75,000 for a single-family residence in Warrenton, Virginia. The Monroe, Michigan motel operated at a net profit to the Association in fiscal 1993 of $83,000.

      Advertising expense amounted to $233,000, $228,000 and $234,000 in fiscal 1993, 1992 and 1991, respectively. In fiscal 1994, the Association will utilize an in-house marketing officer to improve its marketing efforts.

      Other operating expense amounted to $1.6 million in fiscal 1993 and 1992, and $1.7 million in fiscal 1991. The largest expense in this category was legal expense which totalled $311,000, $239,000 and $264,000 in fiscal 1993, 1992 and 1991, respectively.

Income Tax Expense and Extraordinary Item

     The Association adopted FASB Statement No. 109,"Accounting for Income Taxes" in the year ended September 30, 1993. See Notes 1 and 12 in the Notes to Consolidated Financial Statements contained herein. The Association recorded tax expense of $915,000 in fiscal 1993, none in fiscal 1992, and $500,000 in fiscal 1991. Due to a net operating loss carryforward ("NOL"), an extraordinary item benefit was realized in the amount of $460,000 in fiscal 1991. The Association utilized all remaining book NOLs in fiscal 1991, and had a remaining tax NOL of $1.3 million at September 30, 1993. However, this tax NOL is restricted to an annual usage of approximately $430,000 due to an ownership change provision of the Internal Revenue Code, further explained in
Note 12. Also, Note 12 discloses the components of the Association's effective tax rate, and the tax effects of deferred tax assets and liabilities.

Asset and Liability Management

     Financial institutions are subject to interest rate risk to the degree that their interest-bearing liabilities, consisting primarily of deposits, FHLB advances and other borrowings, mature or reprice more rapidly, or on a different basis, than their interest-earning assets, which consist predominantly of intermediate or long-term real estate loans. While having liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, such an asset/liability structure may result in declining net earnings during periods of rising interest rates, unless offset by increases in loan originations and purchases or in noninterest income. The long-term objectives of Jefferson include the reduction of sensitivity of earnings to interest rate fluctuations by diversifying  its  sources  of  funds, improving  its  interest  rate  spread, improving the ratio of interest-earning assets to interest- bearing liabilities, and achieving a better matching of the maturities and interest rate sensitivities of its assets and liabilities.

      The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specified time period, if it will mature or reprice within that time period. The interest rate sensitivity gap ("gap") is defined as the difference between interest-sensitive assets and interest-sensitive liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to result in an decrease in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to decrease net interest income. Jefferson's one-year maturity gap was a positive $68.6 million or 24.1% of total assets at September 30, 1993 compared to a positive $64.9 million or 21.5% of total assets at September 30, 1992. The Association has pursued a strategy of retaining adjustable-rate real estate loans, home equity loans, consumer loans, and adjustable-rate MBSs in its asset portfolio, and seeking long-term deposits and borrowings.

      Jefferson was not involved with interest-rate futures or interest-rate swaps at September 30, 1993.



      The following table summarizes the contractual maturities or repricing characteristics of the Association's interest-earning assets and interest-bearing liabilities adjusted for the effects of hedging at September 30, 1993. The principal balance of adjustable- rate assets are included in the period in which they are first scheduled to adjust rather than in the period in which they mature. Other material assumptions are set forth in the footnote to the table.


                                                                     September 30, 1993
                           Within 1      1 to 3           3 to 5       5 to 10      10 to 20     More than
                              Year        Years            Years        Years         Years       20 Years        Total
                                                                   (Dollars in Thousands)
 Interest-Sensitive
   Assets:
 Investment securities        $45,670        $             $            $           $            $                 $45,670
 Mortgage-backed
   securities  . . . .         20,416          15,226       10,267        5,264                                     51,173
 Loans receivable  . .        119,806          31,257       10,522        8,380                                    169,965
 Total . . . . . . . .        185,892          46,483       20,789       13,644                                    266,808
 Non-interest-sensitiv
   e assets  . . . . .                                                                                              17,442

      Total assets   .                                                                                            $284,250

 Interest-sensitive
   liabilities:
 Deposits  . . . . . .        110,664          70,927       21,368       21,131       13,664         3,713        $241,467
 Borrowings  . . . . .          6,615           9,382        6,036        2,046                                     24,079

 Total . . . . . . . .        117,279          80,309       27,404       23,177       13,664          3,713        265,546
 Non-interest-sensitive
  liabilities   . .                                                                                                  6,022
      Total
         liabilities .                                                                                             271,568
 Stockholders' equity                                                                                               12,682

      Total
         liabilities
         and
         stockholders'
         equity  . . .                                                                                            $284,250

 Hedged gap  . . . . .        $68,613        $(33,826)     $(6,615)     $(9,533)    $(13,664)       $(3,713)


 Cumulative hedged gap        $68,613         $34,787      $28,172      $18,639       $4,975         $1,262





 Cumulative hedged gap
   to total assets   .         24.14%          12.24%        9.91%        6.56%        1.75%               0           .44%


___________

(1) Estimated maturity/repricing amounts are based on contractual maturity and amortization, as well as estimated loan prepayment rates and estimated deposit erosion rates.

Liquidity and Capital Resources

     As required by OTS regulations, Jefferson maintains cash and eligible liquid investments in an amount equal to 5% of net withdrawable savings and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The Association has consistently exceeded this regulatory liquidity requirement, and the Association's average month-end liquidity ratio during the year ended September 30, 1993 was 7.77%.

      The Association's principal sources of funds are deposits, loan repayments and prepayments, proceeds from the sale of loans, MBSs, investment securities, mortgage servicing rights and REO, FHLB advances, reverse repurchase agreements, other borrowings and net income. The availability of funds from the sale of loans, investment securities, MBSs, mortgage servicing rights and REO is influenced by general interest rates, market conditions, and accounting and regulatory considerations. Borrowing may be used for hedging purposes with respect to changes in prevailing interest rates.

      At September 30, 1993, the Association had $3.1 million of undisbursed loan funds and $8.3 million of approved loan commitments with $3.8 million at variable-rate and $4.5 million at fixed-rate. The amount of time deposits which are scheduled to mature in fiscal 1994 is $67.0 million. In addition, the Association was contingently liable under unfunded lines of credit for $14.1 million and standby letters of credit aggregating $341,000 at September 30, 1993.




      The Association is subject to regulations of the OTS that impose certain minimum regulatory capital requirements. These standards are: (a) tangible capital of 1.5% of adjusted total assets; (b) core capital of 3% of adjusted total assets; and (c) a risk-based capital requirement of 8% of risk-weighted assets. As indicated in the following table, the Association exceeded all regulatory capital requirements which were in effect as of September 30, 1993.

                                        Tangible Capital  Core Capital   Risk-Based Capital
                                      Amount   Percent  Amount  Percent  Amount   Percent
                                                    (Dollars in Thousands)
 Actual  . . . . . . . . . . . . . .  $12,682    4.46% $12,682   4.46%   $14,284    9.77%
 Required  . . . . . . . . . . . . .    4,264     1.50   8,528    3.00    11,687     8.00
 Excess  . . . . . . . . . . . . . .   $8,418    2.96%  $4,154   1.46%    $2,597    1.77%

      In April, 1993 the Association effected a one-for-three reverse stock split reducing outstanding common shares to 1,310,876 from 3,934,291 and increasing par value from $1 to $3 per share. In June, 1993 the common stock of Jefferson began trading on the National Association of Securities Dealers Automated Quotation System under the symbol "JEFF". It is currently listed under the small issues grouping.

      In June, 1993 the Board of Directors adopted the 1993 stock incentive plan to be submitted to a vote of shareholders at the Annual Meeting in January, 1994. The plan reserves 131,088 shares of authorized but unissued common stock (10% of outstanding common shares) for future issuance to employees. The plan would remain in effect for ten years, and allow grant of incentive stock options, stock options and stock appreciation rights. On August 3, 1993, incentive stock options of 64,500 shares at $6 per share were awarded subject to approval of the 1993 stock incentive plan by shareholders. The August 3, 1993 option agreements provide for a vesting schedule of 20% for each year of employment after August 3, 1993. If the 1993 stock incentive plan is approved, the 1988 stock option plan will be frozen with outstanding options of 3,833 at $6 per share. Under a separate agreement, one director retains a stock option of 6,917 shares at $6 per share as part of his efforts in the successful 1992 stock offering.

      The Association has not paid any cash or stock dividends since 1984. The payment of cash dividends is subject to regulation by the OTS. See Note 15 in the Notes to Consolidated Financial Statements contained herein.

      In August, 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. See
Note 15 in the Notes to Consolidated Financial Statements contained herein. Management does not presently believe that the implementation of the interest-rate risk component on July 1, 1994 will have a material adverse effect on its financial condition or its results of operations.

 Proposed Federal Regulatory Capital Requirements On April 22, 1991, the OTS published a notice of proposed rule making, which would establish a 3.0% leverage ratio (core capital ratio) only for savings institutions in the strongest financial and managerial condition as determined by the OTS. All other savings institutions would be required to maintain leverage ratios of at least 4.0% to 5.0%. While the amount of any addition to the core capital ratio that might be required of the Association cannot be determined at this time, if the OTS adopts the rule as proposed, it is anticipated the Association's core capital requirement will increase to at least 4.0% and perhaps more. As set forth above, the Association's core capital ratio at September 30, 1993 was 4.46%.

Marketplace Trends and Economic Conditions

     Real estate market values in the domestic and global economies continued to experience further erosion in fiscal 1993 resulting from deflationary trends. Among the primary factors currently affecting real estate values are excessive supply of commercial properties available for leasing purposes, changes in the 1986 Tax Reform Act, increased scrutiny by the banking industry's regulatory authorities resulting in continued high levels of provisions for loan losses, decreased credit availability to small businesses and, more recently, increased unemployment in defense-related businesses.

      The aforementioned economic problems have continued to negatively impact real estate values in the Association's marketplace resulting in additional loan loss provisions in fiscal 1993. Given the inherent weaknesses in the domestic and global economies, the Association's marketplace may continue to experience real estate valuation problems until stabilization in the unemployment rates and overall asset values occurs.

      Interest rates in fiscal 1993 continued to decline as the Federal Reserve Board continued to maintain policies designed to keep short-term interest rates low. These policies are in direct response to economic weakness in the U.S. economy. In response to such policies undertaken by the Federal Reserve Board, the Association has experienced a more rapid drop in the cost of deposits than in the yield on loans, MBSs, and investment securities, thus, increasing interest rate spread or the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. However, the Association does not expect further significant reductions in deposit costs in future periods and , as a result, the Association may experience a decrease in its interest rate spread in the future.

Accounting Issues and Recent Developments

     In May, 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses the accounting by creditors for impairment of all loans, uncollateralized as well as collateralized, loans that are measured at fair value or at the lower of cost or fair value, leases, loans restructured in a troubled debt restructuring, and debt securities. It requires that impaired loans be measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The creditor should also evaluate the collectibility of both contractual interest and contractual principal when assessing loss accruals. The statement is effective for fiscal years beginning after December 15, 1994. Management of the Association does not believe that implementation of the Statement, when adopted, will have a materially adverse effect on the Association's financial condition or results of operations.

Recent Legislation

     On December 19, 1991, the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") was enacted into law. The FDICIA provides for, among other things, the recapitalization of the Bank Insurance Fund; the authorization of the FDIC to make emergency special assessments under certain circumstances against federally insured depository institutions, the establishment of risk-based deposit premiums; the issuance of certain examination and reporting requirements; and enhanced federal supervision of depository institutions based on capital levels.

      The Association is exempt from many of the new audit, accounting and regulatory reports and requirements since the Association has less than $500 million in total assets. However, the Association would be subject to a proposed safety and soundness requirement concerning asset quality which requires that classified assets (assets classified substandard, doubtful and to the extent that related losses have not been recognized, assets classified loss) do not exceed 100% of capital. If an insured depository institution fails to meet this standard, such institution would be required to submit a plan within 30 days to the FDIC specifying the steps it will take to correct the deficiency. In the event that an institution fails to submit or fails in any material respect to implement a compliance plan within the time allowed by the FDIC, the FDIC must order the institution to correct the deficiency and may (1) restrict asset growth; (2) require the institution to increase its ratio of tangible equity to assets; (3) restrict the rates of interest that the institution may pay; or (4) take any other action that would better carry out the purpose of prompt corrective action.

      The Association's classified assets currently exceed the 100% threshold. Management is presently evaluating the alternatives available to the Association in order to comply with the proposed requirement, including reducing classified assets, and increasing capital through earnings and issuance of additional shares of common stock or other capital instruments. The Association has included a proposal in the proxy statement for the 1994 Annual Meeting requesting stockholder approval for a proposed private placement offering. While the Association does not have any immediate specific plans to issue shares of capital stock, the Association believes that approval of this proposal will provide the Association with corporate flexibility to respond on a timely basis to potentially valuable business opportunities which may include the purchase of deposits, branch office properties and other assets of the Resolution Trust Corporation. Any such private placement offering, if initiated, is not expected to exceed $5.0 million.

Impact of Inflation, Deflation and Changing Prices

     The consolidated financial statements and related notes presented elsewhere have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Association are monetary in nature. As a result, interest rates have a more significant impact on the Association's performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, noninterest expenses do reflect general levels of inflation.

      Deflation, which is having a detrimental effect on the domestic and global economy, resulted from excessive debt leverage incurred in the 1980s. The impact of deflation negatively affects the underlying values of real estate-related assets utilized as collateral or security on loans to borrowers and, therefore, may devalue the overall market value of the Association's loan portfolio and other assets.




JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1993 AND 1992

                                                                          1993      1992
                                                                      (Dollars in thousands)
                                               ASSETS
  Cash   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $2,926   $2,916
  Cash held in escrow (Note 15)  . . . . . . . . . . . . . . . . . . .              6,980
  Investment securities, market values of $45,670 in 1993 and $38,288
    in 1992 (Note 2)   . . . . . . . . . . . . . . . . . . . . . . . .    45,670   38,296
  Mortgage-backed securities, market values of $52,413 in 1993 and
    $53,283 in 1992 (Notes 3, 10 and 11)   . . . . . . . . . . . . . .    51,173   50,589
  Loans receivable, net (Notes 4 and 9)  . . . . . . . . . . . . . . .   169,965  186,185
  Accrued interest receivable (Note 5)   . . . . . . . . . . . . . . .     1,759    2,128
  Real estate owned (Note 6)   . . . . . . . . . . . . . . . . . . . .     8,219   10,448
  Office properties and equipment, net (Note 7)  . . . . . . . . . . .     3,474    3,001
  Prepaid expenses and other assets (Note 13)  . . . . . . . . . . . .     1,064    1,077
                                                                        $284,250 $301,620


                  LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
  Deposits (Note 8)  . . . . . . . . . . . . . . . . . . . . . . . . .  $241,467 $249,166
  Other borrowings (Note 11)   . . . . . . . . . . . . . . . . . . . .    24,079   34,158
  Advance payments from borrowers for taxes and insurance  . . . . . .     1,630    1,704
  Accrued expenses and other liabilities   . . . . . . . . . . . . . .     4,392    4,854
        Total liabilities  . . . . . . . . . . . . . . . . . . . . . .   271,568  289,882
 Commitments and contingent liabilities (Notes 13 and 14)
 Stockholders' Equity (Note 15):
  Common stock, par value $3 per share, authorized 5,000,000 shares at
    September 30, 1993 and September 30, 1992, issued and outstanding
    1,310,876 shares at September 30, 1993 and 3,934,291 shares at
    September 30, 1992   . . . . . . . . . . . . . . . . . . . . . . .     3,933    3,934
  Preferred stock, par value $1 per share, authorized 2,500,000 shares at September 30, 1993 and September 30, 1992, issued and
    outstanding -0- shares at September 30, 1993 and 1992  . . . . . .
  Additional paid-in capital   . . . . . . . . . . . . . . . . . . . .     3,380    3,382
  Retained earnings, substantially restricted  . . . . . . . . . . . .     5,268    4,422
  Net unrealized gain on assets available-for-sale   . . . . . . . . .       101

        Total stockholders' equity   . . . . . . . . . . . . . . . . .    12,682   11,738
                                                                        $284,250 $301,620

See accompanying notes to consolidated financial statements.




JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

                                                                    1993   1992    1991
                                                                     (Dollars in thousands,
                                                                     except per share data)
 Interest income
  Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $15,440 $19,561 $23,155
  Mortgage-backed securities   . . . . . . . . . . . . . . . . .    3,422   5,715   7,818
  Investment securities  . . . . . . . . . . . . . . . . . . . .    2,027     952   1,398
  Other investments  . . . . . . . . . . . . . . . . . . . . . .      279     484     449
      Total interest income  . . . . . . . . . . . . . . . . . .   21,168  26,712  32,820
 Interest expense
  Deposits (Note 8)  . . . . . . . . . . . . . . . . . . . . . .   10,035  14,456  17,496
  Borrowed money (Note 9)  . . . . . . . . . . . . . . . . . . .    3,690   5,551   9,487

      Total interest expense   . . . . . . . . . . . . . . . . .   13,725  20,007  26,983
      Net interest income  . . . . . . . . . . . . . . . . . . .    7,443   6,705   5,837
 Provision for losses on loans (Note 4)  . . . . . . . . . . . .      533   1,115     498
 Net interest income after provision for losses on loans . . . .    6,910   5,590   5,339

 Noninterest income
  Fees and service charges   . . . . . . . . . . . . . . . . . .      846     748     758
  Gain on sale of:
    Investment securities (Note 2)   . . . . . . . . . . . . . .       12     321      57
    Mortgage-backed securities (Note 3)  . . . . . . . . . . . .      313     471      68
    Loans receivable   . . . . . . . . . . . . . . . . . . . . .      954     573     700
    Mortgage servicing rights  . . . . . . . . . . . . . . . . .      770             618
  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . .      195     144     317
                                                                    3,090   2,257   2,518

 Operating expenses
  Compensation and employee benefits (Note 13)   . . . . . . . .    3,230   3,032   2,931
  Occupancy and equipment (Note 14)  . . . . . . . . . . . . . .    1,184   1,079   1,074
  Federal deposit insurance  . . . . . . . . . . . . . . . . . .      697     571     535
  Net cost of real estate owned (Note 6)   . . . . . . . . . . .    1,309   2,317     740
  Advertising  . . . . . . . . . . . . . . . . . . . . . . . . .      233     228     234
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,586   1,593   1,661
                                                                    8,239   8,820   7,175
 Income (loss) before income tax expense and extraordinary item     1,761   (973)     682
 Income tax expense (Note 12)  . . . . . . . . . . . . . . . . .      915             500

 Income (loss) before extraordinary item . . . . . . . . . . . .      846   (973)     182
 Extraordinary item reduction of income taxes arising from
  carryforward of operating losses (Note 12)   . . . . . . . . .                      460
 Net income (loss) . . . . . . . . . . . . . . . . . . . . . . .     $846  $(973)    $642


 Earnings (loss) per share before extraordinary item . . . . . .    $0.65 $(5.45)   $1.02
 Earnings per share extraordinary item . . . . . . . . . . . . .                     2.58
 Net earnings (loss) per share . . . . . . . . . . . . . . . . .    $0.65 $(5.45)   $3.60

See accompanying notes to consolidated financial statements.




JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991


                                       Additional              Net Unrealized        Total
                             Common     paid-in    Retained    gain on assets      stockholders'
                              stock     capital    earnings  available-for-sale      equity
                                                        (Dollars in Thousands)
 Balance at September 30,
  1990   . . . . . . . . . .    $535        $605   $4,753       $                     $5,893
 Net income  . . . . . . . .                          642                                642
 Balance at September 30,
  1991   . . . . . . . . . .     535         605    5,395                              6,535
 Net loss  . . . . . . . . .                        (973)                              (973)
 Issuance of 3,399,160 shares
  of common stock  . . . . .   3,399       2,777                                       6,176
 Balance at September 30,
  1992   . . . . . . . . . .   3,934       3,382    4,422                             11,738
 Increase in net unrealized
  gain on assets
  available-for-sale   . . .                                      101                    101
 Net income  . . . . . . . .                          846                                846
 Redemption of 554 fractional
  shares in one-for-three
  reverse stock split  . . .     (1)         (2)                                          (3)

 Balance at September 30,
  1993   . . . . . . . . . .  $3,933      $3,380   $5,268         $101                $12,682

See accompanying notes to consolidated financial statements.




JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

                                                             1993      1992         1991
                                                                 (Dollars in Thousands)
 Operating activities
  Net income (loss)  . . . . . . . . . . . . . . . . . .       $846     $(973)       $642
  Adjustments to reconcile net income (loss) to net
    cash used by operating activities:
    Provision for losses on loans  . . . . . . . . . . .        533      1,115        498
    Provision for losses on real estate owned  . . . . .        472      1,849        464
    Depreciation and amortization  . . . . . . . . . . .        384        372        306
    Amortization of investment security premiums and
      discounts, net   . . . . . . . . . . . . . . . . .                     5        (8)
    Amortization of mortgage-backed-securities premiums
      and discounts, net   . . . . . . . . . . . . . . .       (71)       (82)       (49)
    Deferred loan fees   . . . . . . . . . . . . . . . .       (15)      (234)      (244)
    Net (gain) loss on sales of:
      Loan participation interests   . . . . . . . . . .      (954)      (573)      (700)
      Mortgage-backed securities   . . . . . . . . . . .      (313)      (471)       (68)
      Investment securities  . . . . . . . . . . . . . .       (12)      (321)       (57)
      Real estate owned  . . . . . . . . . . . . . . . .      (150)       (40)
      Branch offices and equipment   . . . . . . . . . .        (2)
    Receipt of stock dividends from FHLB of Atlanta  . .      (204)      (228)      (241)
    Decrease in accrued interest receivable  . . . . . .        369        742        359
    Decrease in other assets   . . . . . . . . . . . . .         13        130      2,039
    Increase (decrease) in other liabilities   . . . . .      (515)      1,537    (1,217)
    Disbursements for originations of loans held for
      sale   . . . . . . . . . . . . . . . . . . . . . .   (62,890)   (60,632)   (26,087)
    Proceeds from sales of loans held for sale   . . . .     64,813     57,800     27,212
        Net cash provided (used) by operating activities      2,304        (4)      2,849
 Investing activities
  Proceeds from sales of:
    Investment securities  . . . . . . . . . . . . . . .     10,073        331     38,417
    Mutual funds   . . . . . . . . . . . . . . . . . . .    105,166     57,326
  Maturities of investment securities  . . . . . . . . .     30,009        240        240
  Purchases of:
    Investment securities  . . . . . . . . . . . . . . .   (22,997)   (30,049)   (16,020)
    Mutual funds   . . . . . . . . . . . . . . . . . . .  (115,792)   (57,326)
  (Increase) decrease in CMO & REMIC trust funds   . . .    (1,160)        268      (125)
  Increase in FHLB overnite funds  . . . . . . . . . . .   (12,464)    (2,351)       (59)
  Purchases of mortgage-backed securities  . . . . . . .   (22,661)              (32,277)
  Principal payments on mortgage-backed securities   . .     18,097     13,115      8,098
  Proceeds from sales of mortgage-backed securities  . .      8,580     21,872     31,833
  Loan originations  . . . . . . . . . . . . . . . . . .   (40,129)   (36,629)   (22,528)
  Principal payments on loans  . . . . . . . . . . . . .     50,651     58,871     32,303
  Purchases of property and equipment  . . . . . . . . .      (860)      (153)      (882)
  Proceeds from sale of branch offices and fixed assets           5         18          2
  Proceeds from sales of real estate owned   . . . . . .      2,276      2,299        206
  Additions to real estate owned   . . . . . . . . . . .      (213)    (2,120)
  Other  . . . . . . . . . . . . . . . . . . . . . . . .                            (300)

        Net cash provided by investing activities  . . .      8,581     25,712     38,908
 Financing activities
  Net increase (decrease) in deposits  . . . . . . . . .   $(7,699)     $5,026     $7,359
  Decrease in securities sold under agreements to
    repurchase   . . . . . . . . . . . . . . . . . . . .              (14,001)    (3,076)
  Proceeds from advances from FHLB of Atlanta  . . . . .      2,000     47,000     93,000




  Repayments of advances from FHLB of Atlanta  . . . . .    (2,000)   (60,750)  (130,300)
  Decrease in advance payments from borrowers for taxes
    and insurance  . . . . . . . . . . . . . . . . . . .       (74)      (224)    (1,532)
  Decrease in other borrowings   . . . . . . . . . . . .   (10,079)    (6,347)    (3,805)
  Proceeds from sale (repurchase) of common stock  . . .        (3)      6,176
        Net cash used by financing activities  . . . . .   (17,855)   (23,120)   (38,354)
        Increase (decrease) in cash and cash equivalents    (6,970)      2,588      3,403
 Cash and cash equivalents at beginning of year  . . . .      9,896      7,308      3,905

 Cash and cash equivalents at end of year  . . . . . . .     $2,926     $9,896     $7,308

 Supplemental disclosures:
  Cash paid (received) during year for:
    Interest on deposits and all borrowings  . . . . . .    $13,869    $20,293    $27,366
    Income taxes   . . . . . . . . . . . . . . . . . . .       (34)         68      (923)
  Non-cash investing activities:
    Transfers from loans receivable to real estate
      owned  . . . . . . . . . . . . . . . . . . . . . .     $1,412     $2,724     $2,893
    Additions to mortgage-backed securities from
      securitization of loans receivable   . . . . . . .      4,055                13,161
    Transfers from real estate owned to loans
      receivable   . . . . . . . . . . . . . . . . . . .      1,256
    Unrealized net gain on investment securities and
      mortgage-backed securities   . . . . . . . . . . .        101
    Sale of mortgage-backed securities recorded on an
      accrual basis in fiscal 1991 with proceeds of
      sale received in 1992  . . . . . . . . . . . . . .                          (5,532)

       (continued on following page)


See accompanying notes to consolidated financial statements.




JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of consolidation The consolidated financial statements include the accounts of Jefferson Savings and Loan Association, F.A. ("Jefferson" or the "Association") and its wholly owned subsidiaries: Jefferson Insurance Services, Inc., Jefferson Investment Service Corporation, Jefferson Funding Corporation, and Jefferson Funding Corporation II. All significant intercompany balances and transactions have been eliminated in consolidation. During the year ended September 30, 1991, the Association converted from a Virginia state charter to a federal charter.

 Basis of Financial Statement Presentation The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In the normal course of business, the Association encounters two significant types of risk: economic and regulatory. Economic risk is comprised of interest rate risk, credit risk, and market risk. The Association is subject to interest rate risk to the degree that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. Credit risk is the risk of default on the Association's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of the Association's real estate owned.

      The determination of the allowance for loan losses and the valuation of real estate owned are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 1993, the allowance for loan losses and the valuation of real estate owned are adequate based on the information currently available. A worsening or protracted economic decline could increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses.

      The Association is subject to the regulations of various regulatory agencies which can change significantly from year to year. In addition, these regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

 Investment securities and mortgage-backed securities The Association adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of September 30, 1993. Investments in debt securities are classified as held-to-maturity when the Association has the positive intent and ability to hold those securities to maturity. Held-to-maturity investments are measured at amortized cost with gains and losses recognized at the time of sale. Investment in stock of the Federal Home Loan Bank of Atlanta is stated at cost. Investments identified as available-for-sale are measured at market value with unrealized holding gains and losses reported as a net amount in a separate component of shareholders' equity until realized. Trading securities are bought and held principally for the purpose of selling in the near term. Unrealized gains and losses on trading securities are included in earnings. Dividend and interest income for all three categories, including amortization of the premium and discount arising at acquisition, are reported in earnings. The effect of adoption of FASB Statement No. 115 was to record a net unrealized gain of $154,000 in investment securities and mortgage-backed securities, a deferred income tax liability of $53,000 and an increase of $101,000 in stockholders' equity.

 Loans receivable and allowance for loan losses Loans receivable are carried at cost, as the Association has both the intent and the ability to hold them to maturity. Interest is recorded as income when earned; however, interest receivable is accrued only if deemed collectible. Generally, the Association's policy is to exclude from interest income the interest on loans delinquent over 90 days. Such interest, if ultimately collected, is recorded as income in the period received.

      Loan origination fees and the related incremental direct costs of originating loans are deferred and amortized over the contractual lives of the related loans using the interest method.

      The allowance for loan losses is maintained at an amount considered adequate to provide for potential losses. The provision for loan losses is based on a periodic analysis of the loan portfolio by management. In this regard, management considers numerous factors, including, but not necessarily limited to, general economic conditions, loan portfolio composition, prior loss experience, and independent appraisals. In addition to specific allowances for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses. In estimating such losses, management considers various risk factors including geographical location, loan collateral, and payment history.

 Loan sales The Association periodically generates funds for lending by selling whole and/or participating interests in real estate loans. Loans held for sale are carried at the lower of cost or market. Gains or losses on such sales are recognized at the time of sale and are determined by the difference between the net sales proceeds and the unpaid principal balance of the loans sold adjusted for yield differential, such as servicing fees. Loans held for sale are designated during origination or shortly after funding.

 Real estate owned Real estate acquired in settlement of loans and in-substance foreclosure are recorded at the lower of cost or fair value less estimated costs to sell, at the time of acquisition or in-substance foreclosure. Specific valuation allowances on real estate owned are recorded through a charge to earnings if there is a further deterioration in fair value. Costs relating to development and improvement of real estate are capitalized, whereas those related to holding the real estate are expensed as incurred. Recognition of gains on sale of real estate is dependent upon the transaction meeting certain criteria relating to the nature of property sold and the terms of sale. Under certain circumstances, the gain, or a portion thereof, is deferred until the necessary criteria are met.

      Loans are treated as in-substance foreclosure if the borrower has little or no equity in the collateral, the cash flow to repay the loan can only be expected to come from the operation or sale of the collateral, and the borrower has abandoned control of the collateral or it is doubtful that the borrower will be able to repay the loan in the foreseeable future.

 Office properties and equipment Office properties and equipment are stated at cost less accumulated depreciation and amortization. Land is carried at cost. Depreciation of office properties and equipment has been charged to income on both the straight-line and accelerated methods at rates calculated to recover the cost of the properties over their estimated useful lives. Leasehold improvements are capitalized and are amortized over the shorter of their estimated useful lives or the terms of the leases. Estimated useful lives are fifteen to forty years for buildings and improvements and three to ten years for furniture, fixtures, equipment and automobiles.

 Income taxes In 1992 the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for income Taxes." This statement requires a change from the deferred method of accounting for income taxes of the Accounting Principles Board Opinion 11, to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The recognition of net deferred assets is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized (See
Note 12). Additionally, under Statement 109, deferred tax liabilities will be provided for bad debt reserves for income tax reporting purposes that arose in tax years beginning before December 15, 1987 (base year). Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. The Association adopted Statement 109 in the year ended September 30, 1993. There was no cumulative effect of adopting Statement 109 in the year ended September 30, 1993.

      The Association files a consolidated Federal and Virginia income tax return, except for Jefferson Funding Corporation II, a real estate mortgage investment conduit.

 Statement of Cash Flows For the purposes of reporting cash flows, the Association has defined cash and cash equivalents as cash on hand, cash due from banks and federal funds sold.

 Earnings Per Share Earnings per share of common stock are presented based on the weighted average number of shares outstanding during the periods presented, a total of 1,310,876, 178,377 and 178,377 shares for fiscal years ended September 30, 1993, 1992 and 1991, respectively. These outstanding shares have been restated to reflect a one-for-three reverse stock split effected in April, 1993. The assumed exercise of stock options would not have a material effect on the per share amounts.

 Accounting Issues In May, 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses the accounting by creditors for impairment of all loans, uncollateralized as well as collateralized, loans that are measured at fair value or at the lower of cost or fair value, leases, loans restructured in a troubled debt restructuring, and debt securities. It requires that impaired loans be measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The creditor should also evaluate the collectibility of both contractual interest and contractual principal when assessing loss accruals. The statement is effective for fiscal years beginning after December 15, 1994. Management of the Association does not believe that implementation of the Statement, when adopted, will have a material adverse effect on the Association's financial condition or results of operations.

 Reclassifications Certain reclassifications of prior years' information have been made to conform with the 1993 presentation. The reclassifications have no effect upon previously reported results of operations.


NOTE 2 INVESTMENT SECURITIES



      Investment securities consist of the following:

                                                                    September 30,
                                                    1993                                        1992
                                              Gross         Gross                            Gross         Gross
                                 Carrying   Unrealized   Unrealized   Market    Carrying   Unrealized   Unrealized    Market
                                  Value       Gains        Losses      Value     Value       Gains        Losses      Value
                                                                   (Dollars in thousands)
 Available-for-Sale
   U.S. Government and agency
       obligations due:
      one to five years        $5,018            $           $18       $5,000
      five to ten years         9,000            11                     9,011
   Adjustable-rate mortgage
    mutual fund .              10,676                                  10,676
         Subtotal              24,694            11           18       24,687
 Held-to-maturity
   U.S. Government and agency
      obligations due:
      one to five years                                                          $30,009   $            $             $30,009
   Trust accounts CMO & REMIC . 2,401                                   2,401      1,241                                1,241
   Commercial paper &
    subordinated debentures  .                                                     1,113                 8              1,105

   Federal Home Loan Bank
      overnight funds  .       14,958                                  14,958      2,494                                2,494
   Federal Home Loan Bank
      stock, at cost . . .      3,600                                   3,600      3,396                                3,396
   Other   . .                     24                                      24         43                                   43
         Subtotal              20,983                                  20,983     38,296                 8             38,288
                               45,677           $11          $18      $45,670    $38,296   $            $8            $38,288


   Available-for-sale net
   unrealized loss  . . . .       (7)
                              $45,670



      Results from the sale and maturities of investment securities are as follows:

                                                        Year Ended September 30,
                                                        1993        1992     1991
                                                         (Dollars in thousands)
 Gross proceeds from sales of:
  Mutual funds   . . . . . . . . . . . . . . . . . . .   $105,166   $57,326    $
  Other investment securities  . . . . . . . . . . . .     10,073       331  38,417
                                                          115,439    57,657  38,417
 Maturities of investment securities . . . . . . . . .     30,009       240     240

                                                         $145,448   $57,897  $38,657

 Gross realized gains  . . . . . . . . . . . . . . . .       $146      $380     $94
 Gross realized losses . . . . . . . . . . . . . . . .      (134)      (59)    (37)
 Net realized gains  . . . . . . . . . . . . . . . . .        $12      $321     $57



      The weighted average interest rate on investment securities was 4.04% and 5.16% at September 30, 1993 and 1992, respectively. The investment securities described above were neither pledged nor otherwise encumbered as of September 30, 1993.


NOTE 3 MORTGAGE-BACKED SECURITIES


      Mortgage-backed securities consist of the following:

                                                                    September 30, 1993
                                                             Gross        Gross
                               Principal      Unamortized     Unearned     Carrying      Unrealized      Unrealized      Market
                                Balance         Premium       Discount       Value         Gains           Losses        Value
                                                                  (Dollars in thousands)
 Available-for-sale
   FHLMC participation
      certificates   . .          $3,223         $            $            $3,223            $161              $       $3,384
   FNMA REMIC  . . . . .           5,517                                    5,517                                       5,517
      Subtotal   . . . .           8,740                                    8,740             161                       8,901
 Held-to-maturity
   FHLMC participation
      certificates   . .          32,604           187          102        32,689           1,355            (71)      33,973
   FNMA REMIC  . . . . .           6,772             8           75         6,705                             (9)       6,696
   FNMA certificates   .           2,791            87                      2,878                            (35)       2,843

      Subtotal   . . . .          42,167           282          177       42,272           1,355           (115)       43,512
      Total  . . . . . .         $50,907          $282         $177       51,012          $1,516          $(115)      $52,413


   Available-for-sale net
     unrealized gain . . . .                                                 161
                                                                         $51,173


                                                                   September 30, 1992
                                                              Gross        Gross
                             Principal      Unamortized     Unearned     Carrying      Unrealized      Unrealized      Market
                              Balance         Premium       Discount       Value         Gains           Losses        Value
                                                                  (Dollars in thousands)
 FHLMC participation
   certificates  . . . .      $50,804          $30            $245        $50,589       $2,694          $              $53,283


      The weighted average interest rate on mortgage backed securities was 7.99% and 8.30% for the year ended September 30, 1993 and 1992, respectively.

      Results from the sales of mortgage-backed securities are as follows:

                                                          Year Ended September 30,
                                                           1993     1992   1991
                                                           (Dollars in thousands)
 Gross proceeds from sales . . . . . . . . . . . . . . .   $8,580 $15,828 $31,833


 Gross realized gains  . . . . . . . . . . . . . . . . .     $313    $471     $68
 Gross realized losses . . . . . . . . . . . . . . . . .
 Net realized gains  . . . . . . . . . . . . . . . . . .     $313    $471     $68

      The Association has pledged certain mortgage-backed securities with a carrying value of $4.8 million and $4.5 million on September 30, 1993 and 1992, respectively, to secure deposits by government entities. The Association has also pledged mortgage- backed securities with carrying values of $5.5 million and $7.5 million at September 30, 1993 and 1992, respectively, to secure notes payable held by Jefferson Funding Corporation. In addition, $19.9 million and $30.2 million of mortgage-backed securities at September 30, 1993 and 1992, respectively, are pledged to secure bonds payable held by Jefferson Funding Corporation II.




NOTE 4 LOANS RECEIVABLE

      Loans receivable consists of the following:

                                                                 September 30,
                                                                1993      1992
                                                             (Dollars in thousands)
 First mortgage loans:
  One-to-four family   . . . . . . . . . . . . . . . . . . . .  $101,096 $106,929
  Multi-family   . . . . . . . . . . . . . . . . . . . . . . .     8,457    8,165
  Non-residential and commercial   . . . . . . . . . . . . . .    32,442   37,176
                                                                 141,995  152,270
 Construction loans  . . . . . . . . . . . . . . . . . . . . .     8,120    9,963
 Loans secured by deposit accounts . . . . . . . . . . . . . .     1,014    1,099
 Home equity loans . . . . . . . . . . . . . . . . . . . . . .    21,102   23,616
 Consumer loans  . . . . . . . . . . . . . . . . . . . . . . .     2,599    3,878
                                                                 174,830  190,826

 Less:
  Due borrowers on loans in process  . . . . . . . . . . . . .   (3,118)  (3,193)
  Deferred loan fees   . . . . . . . . . . . . . . . . . . . .     (124)     (57)
  Unearned discounts   . . . . . . . . . . . . . . . . . . . .      (21)    (103)
  Allowance for losses   . . . . . . . . . . . . . . . . . . .   (1,602)  (1,288)
                                                                 (4,865)  (4,641)
    Total  . . . . . . . . . . . . . . . . . . . . . . . . . .  $169,965 $186,185


 Loans held for sale . . . . . . . . . . . . . . . . . . . . .    $6,248   $7,217
 Loans receivable, net . . . . . . . . . . . . . . . . . . . .   163,717  178,968
                                                                $169,965 $186,185

      Loans held for sale are all single-family fixed-rate mortgage loans which are carried at the lower of cost or market. There was no related unrealized loss at September 30, 1993 or 1992.

      Activity in the allowance for losses on loans is summarized as follows:

                                                              1993   1992    1991
                                                           (Dollars in thousands)
 Balance, beginning of period  . . . . . . . . . . . . . .   $1,288 $1,135   $873
  Provision  . . . . . . . . . . . . . . . . . . . . . . .      533  1,115    498
  Charge-offs, net   . . . . . . . . . . . . . . . . . . .    (219)  (962)  (236)
 Balance, end of period  . . . . . . . . . . . . . . . . .   $1,602 $1,288 $1,135

      Recoveries of loans receivable previously charged-off were not material in the years ended September 30, 1993, 1992 and 1991.

      The allowance for uncollected interest established for mortgage loans which are delinquent for a period in excess of 90 days amounted to $670,300, $605,800, and $603,500 as of September 30, 1993, 1992 and 1991, respectively.
Principal balances of non- performing loans and loans classified as in-substance foreclosure related to reserves for uncollected interest totalled $3.3 million, $3.5 million and $6.4 million as of September 30, 1993, 1992 and 1991, respectively.

      The  amount  of   loans  serviced  for   others  totalled   $78 million,
$109 million, and $62 million as of September 30, 1993, 1992 and 1991, respectively.




      Restructured loans amounted to $3.8 million at September 30, 1993 and consisted of two commercial loans which were delinquent less than 90 days at September 30, 1993. There were no outstanding commitments to lend additional funds to borrowers with restructured loans. One loan of $2.7 million had a modified interest rate of 8.0%, while the second loan of $1.1 million had a modified interest rate of 6.5% at September 30, 1993. During fiscal 1992, the Association established a specific valuation allowance of $380,000 relating to the loan of $1.1 million.

      The gross interest income on these loans that would have been recorded if the interest rates on the loans had not been reduced was $330,000, $442,000, and $420,000 for the years ended September 30, 1993, 1992 and 1991, respectively. Interest income recorded for these loans amounted to $288,000, $314,100, and $257,000 for the years ended September 30, 1993, 1992 and 1991, respectively.

NOTE 5 ACCRUED INTEREST RECEIVABLE



      Accrued interest receivable consists of the following:

                                                                     September 30,
                                                                    1993       1992
                                                                (Dollars in thousands)
 Investment securities . . . . . . . . . . . . . . . . . . . . . .    $151    $63
 Mortgage-backed securities  . . . . . . . . . . . . . . . . . . .     471    693
 Loans receivable  . . . . . . . . . . . . . . . . . . . . . . . .   1,137  1,372
                                                                    $1,759 $2,128


NOTE 6 REAL ESTATE OWNED



      All assets in real estate owned are held for sale and are summarized as follows:

                                                                   September 30,
                                                                  1993       1992
                                                               (Dollars in thousands)
 Real estate acquired through settlements of loans . . . . . . .   $7,255  $8,839
 Real estate held for development  . . . . . . . . . . . . . . .      453     244
 In-substance foreclosure  . . . . . . . . . . . . . . . . . . .      611   1,365
  Subtotal   . . . . . . . . . . . . . . . . . . . . . . . . . .    8,319  10,448
 Less: General valuation allowance . . . . . . . . . . . . . . .    (100)
                                                                   $8,219 $10,448

      The cost of operations for real estate owned in the consolidated statements of operations consists of the following:

                                                                 September 30,
                                                              1993   1992  1991
                                                             (Dollars in thousands)
 Income:
  Rental income  . . . . . . . . . . . . . . . . . . . . .     $626   $450   $428




  Gain on sale   . . . . . . . . . . . . . . . . . . . . .      169     40
                                                                795    490    428
 Expense:
  Provision for loss   . . . . . . . . . . . . . . . . . .      472  1,849    464
  Operating expenses   . . . . . . . . . . . . . . . . . .    1,614    958
  Loss on sale   . . . . . . . . . . . . . . . . . . . . .       18           704

                                                              2,104  2,807  1,168
    Net cost   . . . . . . . . . . . . . . . . . . . . . .   $1,309 $2,317   $740

NOTE 7 OFFICE PROPERTIES AND EQUIPMENT



      Office properties and equipment are summarized as follows:

                                                                     September 30,
                                                                   1993       1992
                                                                (Dollars in thousands)
 Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $771   $510
 Office building . . . . . . . . . . . . . . . . . . . . . . . . .   2,319  2,183
 Leasehold improvements  . . . . . . . . . . . . . . . . . . . . .     223    187
 Furniture and equipment . . . . . . . . . . . . . . . . . . . . .   3,474  3,098
 Automobiles . . . . . . . . . . . . . . . . . . . . . . . . . . .      62     56
                                                                     6,849  6,034
 Less accumulated depreciation and amortization  . . . . . . . . .   3,375  3,033
                                                                    $3,474 $3,001

NOTE 8 DEPOSITS



      A summary of deposits follows:

                                                   September 30,
                                           1993                       1992
                                         Weighted                   Weighted
                              Amount     Average                    Average
                                           Rate      %   Amount      Rate       %

                                              (Dollars in thousands)
 Demand deposits:
  Passbook & statement
    accounts   . . . . . . .    $83,780     3.21%   35%   $86,991     5.05%   35%
  NOW accounts   . . . . . .     15,888      2.59     7    17,334      2.58     7
  Money market deposit
    accounts   . . . . . . .     29,806      2.82    12    31,816      3.32    13
 Total demand deposits . . .    129,474      3.05    54   136,141      4.32    55
 Time deposits . . . . . . .    111,993      4.76    46   113,025      5.68    45

                               $241,467     3.84%  100%  $249,166     4.94%  100%

     Time deposits as of September 30, 1993 mature as follows:

 Year ending
 September 30,                                                        (Dollars in thousands)
 1994  . . . . . . . . . . . . . . . . . . . . . . . . . .                $67,021




 1995  . . . . . . . . . . . . . . . . . . . . . . . . . .                 29,974
 Thereafter  . . . . . . . . . . . . . . . . . . . . . . .                 14,998
                                                                         $111,993

      Interest expense on deposit accounts is summarized as follows:

                                                                September 30,
                                                           1993     1992    1991
                                                          (Dollars in thousands)
 Passbook and statement accounts . . . . . . . . . . . .   $3,055  $3,331  $1,384
 NOW and money market deposit accounts . . . . . . . . .    1,423   2,138   3,338
 Time deposits . . . . . . . . . . . . . . . . . . . . .    5,557   8,987  12,774
                                                          $10,035 $14,456 $17,496

      Deposits with balances in excess of $100,000 were $17.3 million and $17.5 million at September 30, 1993 and 1992, respectively. At September 30, 1992, brokered deposits totalled $98,000. There were no brokered deposits at September 30, 1993.

NOTE 9 ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA



      There were no outstanding advances from the Federal Home Loan Bank of Atlanta (FHLB) at September 30,1993 or September 30, 1992.

      The following assets were pledged as collateral under a security agreement to secure the FHLB advances:

                                         September 30,
                                       1993        1992
                                         (Dollars in
                                          thousands)
 First mortgage loans  . . . . . . . .  $34,738 $47,333


      Interest expense on borrowed money is summarized as follows:

                                                  September 30,
                                              1993    1992   1991
                                             (Dollars in thousands)
 FHLB Advances . . . . . . . . . . . . . . . . .  $1  $1,257  $3,180
 Securities sold under agreements to repurchase   24   1,912
 Jefferson Funding Corporation-CMO . . . . . . . 677     930   1,159
 Jefferson Funding Corporation II-REMIC  . . . 3,012   3,340   3,236
                                               $3,690  $5,551 $9,487


NOTE 10 SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE



      There were no outstanding securities sold under agreements to repurchase at September 30, 1993 or September 30, 1992.

      The Association occasionally enters into sales of securities under agreements to repurchase (agreements). Fixed- coupon agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts. These agreements mature within one year.

      The dealer may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Association identical or substantially identical securities at the maturities of the agreements. Securities sold under agreements to repurchase averaged $-0- and $744,000 during 1993 and 1992, respectively. The maximum amounts outstanding at any month-end during 1993 and 1992 were $-0- and $-0-, respectively, and the average interest rates were
- -0-% and 3.24% during 1993 and 1992, respectively. The Association has not utilized this type of borrowing since October, 1991.

NOTE 11 OTHER BORROWINGS



      Other borrowings consist of the following:

                                                                           September 30,
                                                                          1993      1992
                                                                       (Dollars in thousands)
 Jefferson Funding Corporation notes payable, net of discount of $76,000
  in 1993 and $97,000 in 1992  . . . . . . . . . . . . . . . . . . . . .   $5,212  $6,761
 Jefferson Funding Corporation II notes payable, net of discount of
  $2.3 million in 1993 and $3.3 million in 1992  . . . . . . . . . . . .   18,867  27,360
 Wrap-around first mortgage loans  . . . . . . . . . . . . . . . . . . .               37
                                                                          $24,079 $34,158


      On June 6, 1985, Jefferson Funding Corporation, a finance subsidiary of the Association, issued notes payable with a gross balance of $20.3 million to Thrift Financing Corporation ("TFC"), an investment program established by Craigie, Inc. TFC issued collateralized mortgage obligations secured by notes issued by Jefferson Funding Corporation. The notes are collateralized by $5.5 million and $7.5 million of mortgage-backed securities at September 30, 1993 and 1992 respectively. The maturity of the notes corresponds to the principal repayment of the collateral. The notes had an effective interest cost to the Association of 11.27% and 11.85% in fiscal 1993 and fiscal 1992, respectively. The weighted average interest rate of the mortgage-backed securities was 8.68% and 8.87% during fiscal 1993 and fiscal 1992, respectively.

      On May 9, 1988, Jefferson Funding Corporation II, a real estate mortgage investment conduit, issued mortgage collateral bonds with a gross balance of $47.1 million. The bonds payable had an effective rate of 12.87% and 11.13% for the years ended September 30, 1993 and 1992, respectively, and were collateralized by FHLMC participation certificates of $19.9 million and $30.2 million at September 30, 1993 and 1992, respectively. The maturity of the notes corresponds to the principal repayment of the collateral. The weighted average interest rate of the mortgage- backed securities was 8.41% and 8.26% during fiscal 1993 and fiscal 1992, respectively.

NOTE 12 INCOME TAXES



      The following is a summary of the provision for income tax expense:



                                                                                  September 30,
                                                                          1993         1992      1991
                                                                             (Dollars in Thousands)
 Current Federal income tax expense  . . . . . . . . . . . . . . . . . .  $915       $    -      $ 40
 Deferred Federal and state income tax benefit . . . . . . . . . . . . .     -            -       460
                                                                          $915       $    -      $500

      Deferred income taxes result from timing differences in the recognition of income and expense for tax and financial reporting purposes. The sources of these timing differences and the tax effects for years prior to the adoption of Statement 109 are as follows:

                                                                                   September 30,
                                                                                1992       1991
                                                                             (Dollars in Thousands)
 Loss on sale of loans to real estate mortgage investment conduit (REMIC)
  recognized as a financing transaction for financial statement purposes,
  recognized as a sale for tax purposes  . . . . . . . . . . . . . . . . . . .  $181       $103
 Gain on pension plan curtailment recognized currently for financial statement
  purposes, deferred for tax purposes  . . . . . . . . . . . . . . . . . . . .     -          -
 Loan origination and commitment fees, deferred for financial statement
  purposes, recognized on the cash basis for tax purposes  . . . . . . . . . .   (25)       103
 Loan interest income recognized currently for financial statement purposes,
  deferred for tax purposes  . . . . . . . . . . . . . . . . . . . . . . . . .    -          58
 Imputed gain (net of imputed losses) on sale of participating interests in mortgage loans, recognized currently for financial statement purposes,
  deferred for tax purposes  . . . . . . . . . . . . . . . . . . . . . . . . .    -         275
 Directors' fee expense, recognized currently for financial statement
  purposes, deferred for tax purposes  . . . . . . . . . . . . . . . . . . . .    (4)         1
 FHLB stock dividends, deferred for financial statement purposes, recognized
  on the cash basis for tax purposes   . . . . . . . . . . . . . . . . . . . .   (72)       (80)
 Utilization of net operating loss carryforward  . . . . . . . . . . . . . . .    -           -
 Other timing differences  . . . . . . . . . . . . . . . . . . . . . . . . . .   (80)         -
                                                                                $  -       $460

      A reconciliation from the statutory Federal income tax rate to the effective income tax rate follows:

                                                                                 September 30,
                                                                      1993           1992           1991
 Statutory Federal income tax rate . . . . . . . . . . . . . . . .    34.0%         (34.0)%         34.0%
 Increases (reductions) in taxes resulting from:
  State income taxes   . . . . . . . . . . . . . . . . . . . . . .       -              -            3.8
  Provision for losses on loans and real estate owned  . . . . . .    14.1           29.3           28.1
  Gain on sale of real estate owned  . . . . . . . . . . . . . . .    (2.9)          (1.4)             -
  FHLB stock dividends   . . . . . . . . . . . . . . . . . . . . .    (3.8)             -              -
  Loss on sale of loans to REMIC   . . . . . . . . . . . . . . . .    19.2              -              -
  Net operating loss carryforward  . . . . . . . . . . . . . . . .    (8.4)             -              -
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (.2)           6.1            7.4

 Effective income tax rate . . . . . . . . . . . . . . . . . . . .    52.0%             -%          73.3%

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30,1993 are summarized as follows:

                                                                            Amount
                                                                     (Dollars in thousands)
 Deferred tax assets:
  Allowance for loan losses  . . . . . . . . . . . . . . .                 $  613
  Deferred loan fees   . . . . . . . . . . . . . . . . . .                    107
  Accrued vacation pay   . . . . . . . . . . . . . . . . .                     25
  Net operating loss carryforward  . . . . . . . . . . . .                    448

      Total gross deferred tax assets  . . . . . . . . . .                  1,193
 Deferred tax liabilities:
  Unamortized discount on REMIC bonds  . . . . . . . . . .                    692
  FHLB stock dividends   . . . . . . . . . . . . . . . . .                    309
  Prepaid pension contribution   . . . . . . . . . . . . .                     92
      Total deferred tax liabilities   . . . . . . . . . .                  1,093

      Net deferred tax asset before valuation allowance  .                    100
      Less: Valuation allowance  . . . . . . . . . . . . .                   (100)
      Net deferred tax asset   . . . . . . . . . . . . . .                 $    -

      A valuation allowance of $100,000 was established as of September 30, 1993 since it is more likely than not that the entire amount of gross deferred tax assets will not be realized.

      As of September 30, 1990, the Association had net operating loss carryforwards for financial reporting purposes of approximately $1,400,000 which were utilized in 1991 to offset deferred federal and state income tax expense resulting in an extraordinary item of $460,000. Carryforwards for income tax purposes approximate $1.3 million as of September 30, 1993, and expire in 2007.

      For income tax purposes, the availability of the Association's tax credit carryforwards to offset current taxable income has been recorded as restricted by Internal Revenue Code Section 382. In general, Section 382 provides that following an "ownership change" in a "loss corporation" the tax credit carryforwards of that corporation will be available to offset taxable income in each taxable year following the "ownership change" only up to the amount of the Section 382 limitation (generally, the product of the corporation's market value at the time of the "ownership change" and the long-term tax-exempt bond rate at such time) for such year. The $1.3 million carryforward for income tax purposes would therefore be limited to a maximum of $430,000 in any one year.

      The Tax Reform Act of 1986 enacted an alternative minimum tax system, generally effective for taxable years beginning after December 31, 1986. The Association is subject to the alternative minimum tax for financial reporting purposes resulting in an alternative minimum tax expense of $40,000 for the year ended September 30, 1991. This amount will be utilized as a credit carryover against regular tax in 1993.

      The Association has met certain requirements of the Internal Revenue Code which permit a bad debt deduction (unrelated to the amount of losses actually anticipated and charged to earnings) based on a percentage (currently 8%) of taxable income before such deduction. In the years ended September 30, 1992 and 1991, the deduction was computed under the experience method as it resulted in the deduction of an amount in excess of that permitted under the percentage of taxable income method. In the year ended September 30, 1993, the deduction was computed under the percentage of taxable income method.

NOTE 13 BENEFIT PLANS

Employee Pension Plan

      Prior to February 5, 1990, the Association funded and maintained a defined benefit plan for all qualified full-time employees hired before the age of 60. As of February 5, 1990, the accrual of benefits under the pension plan was frozen. Thus, all compensation after that date is not used to compute benefits. However, the plan continues to be in existence. Jefferson plans to continue the retirement plan with the frozen accrual of benefits indefinitely, but reserves the right to revise or discontinue the plan. Assets of the plan will not revert to the Association, and cannot be diluted by merger.

      The net periodic pension cost includes the following components:

                                                                          September 30,
                                                                      1993       1992      1991
                                                                     (Dollars in Thousands)
 Service cost of benefits earned during the period . . . . . . . .    $   -      $   -     $   -
 Interest cost on projected benefit obligation . . . . . . . . . .      152        141       131
 Actual return on plan assets  . . . . . . . . . . . . . . . . . .     (120)      (107)     (334)
 Net amortization and deferral . . . . . . . . . . . . . . . . . .                 (11)      204
 Recognition of gain on plan curtailment . . . . . . . . . . . . .        -          -         -
 Net periodic pension cost . . . . . . . . . . . . . . . . . . . .      $32        $23        $1

Employee Pension Plan

      Assumptions used in the accounting for net periodic pension costs for 1993, 1992 and 1991 were as follows:

                                                                        1993      1992     1991
 Weighted average discount rate  . . . . . . . . . . . . . . . . . . .  7.5%      7.5%     8.5%
 Weighted average rate of increase in compensation levels  . . . . . .  N/A       N/A      N/A
 Weighted average expected long-term rate of return on plan assets . .    6%        6%       8%

      The following table sets forth the Plan's funded status:

                                                                             September 30,
                                                                             1993      1992
                                                                         (Dollars in Thousands)
 Actuarial present value of benefit obligations:
  Vested benefit obligation  . . . . . . . . . . . . . . . . . . . . . . .  $2,138     $1,990
  Non-vested benefit obligation  . . . . . . . . . . . . . . . . . . . . .       -          -
    Accumulated benefit obligation   . . . . . . . . . . . . . . . . . . .   2,138      1,990
 Effect of projected future compensation levels  . . . . . . . . . . . . .
  Projected benefit obligation   . . . . . . . . . . . . . . . . . . . . .   2,138      1,990
 Plan assets at fair value . . . . . . . . . . . . . . . . . . . . . . . .   2,140      2,040
 Unrecognized net loss and effects of changes in assumptions . . . . . . .     269        304

 Prepaid pension cost  . . . . . . . . . . . . . . . . . . . . . . . . . .    $271       $354

      The assets of the plan at September 30, 1993 consist of cash (13%), bonds (58%), stocks (20%), and annuities (9%).

Stock Option Plan

      During the fiscal year ended September 30, 1988, the Board of Directors and stockholders approved a stock option and incentive plan. Under the terms of the 1987 Plan, the Stock Option Committee may grant options for the purchase of shares up to 10% of total stock outstanding of the Association. Incentive stock options may be granted to full-time officers and other key employees at a price of not less than 100% of market value at the date of grant, and the aggregate fair market value cannot exceed $100,000 per employee the first year that the employee is granted an incentive stock option. Non-incentive stock options may be granted to full-time officers and other key employees at a price that the Stock Option Committee may determine at its sole discretion. All stock options granted must be exercised within 10 years. The Plan terminates ten years from inception.

      At September 30, 1993, 1992 and 1991, the following table summarizes information on the stock option plan:

                                                                 Average Price
                                                                   Per Share        Shares
 Outstanding at September 30, 1990 . . . . . . . . . . . . .        $14.00          13,375

 Cancelled . . . . . . . . . . . . . . . . . . . . . . . . .         14.00          (1,000)
 Outstanding at September 30, 1991 . . . . . . . . . . . . .         14.00          12,375
 Cancelled . . . . . . . . . . . . . . . . . . . . . . . . .         14.00            (375)
 Exercised . . . . . . . . . . . . . . . . . . . . . . . . .         14.00              (1)
 Outstanding at September 30, 1992 . . . . . . . . . . . . .         14.00          11,999
 Cancelled . . . . . . . . . . . . . . . . . . . . . . . . .         14.00            (499)

 One-for-three reverse stock split . . . . . . . . . . . . .                        (7,667)

 Outstanding at September 30, 1993 . . . . . . . . . . . . .          6.00           3,833

      On October 6, 1992, the Board of Directors voted to reduce the average price of all outstanding options under the 1987 Plan from $14.00 per share to $2.00 per share. In April, 1993, the outstanding shares of the stock option plan were reduced to reflect a one-for-three reverse stock split.

      As part of the successful common stock offering in fiscal 1992, the Board of Directors awarded stock options to a director for 6,917 shares of common stock at $6.00 per share. These stock options remain outstanding at September 30, 1993.

      On August 3, 1993 the Board of Directors adopted the Jefferson Savings and Loan Association, F.A. 1993 Stock Incentive Plan (the "1993 Plan") subject to approval by the shareholders. The 1993 Plan reserves an aggregate of 131,088 shares of authorized but unissued common stock, which is approximately equal to 10% of outstanding common stock. The 1993 Plan would remain in effect for a term of ten years unless sooner terminated. Three kinds of rights are available for grant: incentive stock options, stock options and stock appreciation rights. If the 1993 Plan is approved, the 1987 Plan will be discontinued and no further awards will be made under the 1987 Plan. Awards already made under the 1987 Plan which are still outstanding will continue to be governed by the terms of the 1987 Plan. On August 3, 1993, stock options under the 1993 Plan totalling 64,500 were awarded at a price of $6.00. The August 3, 1993 option agreements provide for a vesting schedule of 20% for each year of employment after August 3, 1993.

Employee 401-K Plan

      Effective October 1, 1990, the Association implemented a qualified 401(k) plan for all employees. In fiscal years 1993,1992 and 1991, the Association matched 50% of salary reductions elected by the employee up to 3% of salary, and 25% of salary reductions elected for 3% to 6% of salary. No matching was made for salary reduction in excess of 6%. The Association incurred $30,010, $20,166 and $21,690 in matching and administration expense for the years ended September 30, 1993, 1992 and 1991, respectively.

Postretirement Benefits

      The Association does not provide post-retirement benefits and therefore does not accrue any liability for these type of benefits.

NOTE 14 COMMITMENTS, CONTINGENCIES AND RELATED PARTIES

Financial instruments with off-balance-sheet risk

      The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, financial guarantees, interest rate caps and floors, and forward contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

      The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The
Association  uses  the   same  credit  policies  in   making  commitments  and
conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors, and forward contracts, the contract or notional amounts do not represent exposure to credit loss. The Association controls the credit risk of its forward contracts through credit approvals, limits and monitoring procedures.

      At September 30, 1993, the Association had outstanding commitments of $8.3 million to originate loans with variable interest rates aggregating approximately $3.8 million and with fixed interest rates aggregating approximately $4.5 million. Fixed rate commitments are at market rates as of the commitment dates and generally expire within 60 days.

Concentrations of Credit Risk

      The Association's primary business activity is with customers located in Virginia, Maryland and the District of Columbia. The Association grants residential, commercial and consumer loans to customers throughout these areas, most of whom are residents local to the Association's business locations.

      The  Association's largest  loans  are concentrated  in the  hospitality industry, however these loans comprise less than 5% of total loans at September 30, 1993. Management diligently monitors all loans in this industry, including, when possible, making inspections of the properties, maintaining current operating statements, and performing net realizable value calculations, with allowances for losses established as necessary to properly reflect the value of the properties. Management believes the current loss allowances are sufficient to cover the credit risk estimated to exist at September 30, 1993.

      In addition, the Association was contingently liable under unfunded lines of credit for $14.1 million and standby letters of credit aggregating $341 thousand at September 30, 1993.

Rental Commitments

      Minimum rental commitments under noncancelable operating leases for five branch offices in effect at September 30, 1993 are shown below:

Year ending
September 30,                                                             Amount
                                                                       (Dollars in
                                                                        Thousands)
 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $170,243
 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     88,643
 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     84,518
 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     64,791
 1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,448

 Total minimum commitments . . . . . . . . . . . . . . . . . . . . . .   $416,643

      Total rent expense was $171,707 for 1993, $146,104 for 1992 and $143,482
for 1991.

Related Party

      The Association, like many financial institutions, has followed a policy of granting loans to its officers, directors and employees, generally for the financing of their personal residences and for certain consumer purposes. These loans are made in the ordinary course of business, and on substantially the same terms as those of comparable transactions prevailing at the time, except that employees other than officers and directors may borrow money at an interest rate which is related to the Association's cost of funds. They do not involve more than the normal risk of collectibility or present other unfavorable features.

      The following is a summary of loan transactions with directors and executive officers which equal or exceed $60,000 in the aggregate.

                                                                       Year Ended
                                                                      September 30,
                                                                  1993    1992    1991
                                                                      (Dollars in
                                                                       Thousands)
 Balance at beginning of year  . . . . . . . . . . . . . . . . .  $750    $743    $763
 Originations  . . . . . . . . . . . . . . . . . . . . . . . . .    36      68      14
 Repayments  . . . . . . . . . . . . . . . . . . . . . . . . . .   (48)    (61)    (34)

 Balance at end of year  . . . . . . . . . . . . . . . . . . . .  $738    $750    $743

NOTE 15 STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

      The Director of the Office of Thrift Supervision requires all thrift institutions to maintain capital in accordance with capital standards which include maintenance of: (1) tangible capital equal to at least 1.5% of adjusted total assets, (2) core capital equal to at least 3.0% of adjusted total assets, and (3) total capital equal to percentages of risk-weighted assets to at least 8.0%

      On September 30, 1992, the Association successfully completed a subscription rights and community stock offering which resulted in the sale of approximately 3.4 million shares of common stock. At September 30, 1992, the funds from the stock offering, amounting to approximately $7 million, were held in an escrow account. These funds were subsequently released to the Association on October 5, 1992. As a result of the capital infusion and current earnings, the Association exceeds all three of its regulatory capital requirements as of September 30, 1993. The required and actual amounts and ratios of capital pertaining to the Association as of September 30, 1993 are set forth as follows:

                                          Current Capital         Actual Association
                                            Requirement                 Capital            Capital Excess
                                        Amount      Percent      Amount      Percent     Amount     Percent
                                                               (Dollars in Thousands)
 Tangible  . . . . . . . . . . . . .    $4,264       1.5%        $12,682       4.46%     $8,418       2.96%
 Core  . . . . . . . . . . . . . . .     8,528       3.0          12,682       4.46       4,154       1.46
 Risk-based  . . . . . . . . . . . .    11,687       8.0          14,284       9.77       2,597       1.77

      The Association's capital for generally accepted accounting principles of $12,682,000 equals tangible and core capital in reports of regulatory capital to the OTS. Risk-based capital is the sum of $12,682,000 and the general valuation allowance of $1,602,000, which totals $14,284,000.

      Due to its regulatory capital deficiency prior to September 30, 1992, Jefferson was required to file a capital restoration plan ("CRP") with the OTS. The initial CRP was approved in May, 1990, and a revised CRP was approved in October, 1991. On December 10, 1992, the Association received written confirmation from the OTS that its CRP was terminated and that it was no longer under the restrictions of the capital plan. Under current regulations, if the Association should fail to meet regulatory capital requirements in the future it would be required to file a capital plan outlining the actions necessary to increase capital to the required standards.

      In April, 1993 the Association effected a one-for-three reverse stock split reducing outstanding common shares to 1,310,876 from 3,934,291, and increasing par value from $1 to $3 per share.

      Retained earnings at September 30, 1993 included approximately $3.2 million of actual additions to bad debt reserves for Federal income tax purposes which may be subject to income taxes at the then current Federal income tax rate if used for any purpose other than to absorb bad debt losses. As of September 30, 1993 management did not contemplate that this portion of retained earnings will be used in a manner that will create any additional income tax liability.

      The payment of cash dividends by the Association is subject to regulation by the OTS. The OTS has promulgated a regulation that measures an institution's ability to make capital distributions, which includes the payment of cash dividends, according to the institution's capital position. The rule establishes "safe harbor" amounts of capital distributions that institutions can make after providing notice to the OTS, but without needing prior approval. Institutions can distribute amounts in excess of the safe harbor only with the prior approval of the OTS. The Association has not paid any cash dividends since 1984.

      On April 22, 1991, the OTS published a notice of proposed rulemaking, "Regulatory Capital;Leverage Ratio Requirement." The proposed rule would establish a 3.0% leverage ratio (core capital ratio) only for savings institutions in the strongest financial and managerial condition as determined by the OTS. All other savings institutions would be required to maintain leverage ratios of at least 4.0% to 5.0%. While the amount of any addition to the core capital ratio that might be required of the Association cannot be determined at this time, if the OTS adopts the rule as proposed, it is anticipated the Association's core capital requirement will increase to at least 4.0% and perhaps more.

      In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0%, multiplied by the market value of its assets. The rule also authorizes the Director of the OTS to waive or defer an institution's interest rate risk component on a case- by-case basis. The final rule is effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. Thus, an institution with greater than "normal" risk will not be subject to any deduction from total capital until July 1, 1994 (based on the calculation of the interest rate risk component using data as of December 31, 1993). Finally, the OTS indicated in the final rule that it intended to lower the leverage ratio requirement (in its prompt corrective action regulation) to 3.0% from the current level of 4.0%, on July 1, 1994.

NOTE 16 DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregated fair value amounts presented do not represent the underlying value of the Association.

      The carrying value and fair value of financial instrument assets and liabilities as of September 30, 1993 are as follows:

                                                                  September 30, 1993
                                                            Carrying Value      Fair Value
                                                             (Dollar amounts in thousands)
 Assets:
  Cash   . . . . . . . . . . . . . . . . . . . . . . .          $2,926            $2,926
  Investment securities  . . . . . . . . . . . . . . .          45,670            45,670
  Mortgage-backed securities   . . . . . . . . . . . .          51,173            52,413
  Loans receivable,net   . . . . . . . . . . . . . . .         169,965           172,574
 Liabilities:
  Deposits   . . . . . . . . . . . . . . . . . . . . .         241,467           240,374
  Other borrowings   . . . . . . . . . . . . . . . . .          24,079            24,420

      The fair value of cash is the book value. The fair value of investment securities and mortgage-backed securities is determined by reference to quoted market prices. The fair value of loans receivable is determined by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings, and for the same remaining terms to maturity. The fair value of construction, home equity line, and consumer loans is book value. The fair value of Federal Home Loan Bank Stock is book value.

      The fair value of demand deposits, including passbook and statement accounts, NOW accounts, and money market deposit accounts, is book value. For time deposits, including fixed maturity certificates of deposit, fair value is determined by discounting the future cash flows, using the rates currently offered for deposits with similar remaining terms to maturities. The fair value of other borrowings is determined by discounting the future cash flows, using the current rates offered for similar maturities.

      The Association had $22.4 million of off-balance sheet financial commitments, which are commitments to originate loans and unused consumer lines of credit. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair market value.

NOTE 17 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      Condensed quarterly financial data for the years ended September 30, 1993 and 1992 are shown as follows:

                                                         Three months ended
                                          Dec. 31,     Mar. 31,     June 30,      Sept. 30,
                                                       (Dollars in Thousands)
 1993
 Total interest income . . . . . . .       $5,745       $5,290       $5,221        $4,912
 Total interest expense  . . . . . .        3,754        3,479        3,256         3,236
  Net interest income  . . . . . . .        1,991        1,811        1,965         1,676
 Provision for losses on loans . . .           55           97           77           304
    Net interest income after
      provision for losses on loans         1,936        1,714        1,888         1,372
 Noninterest income  . . . . . . . .          625          504          601         1,360
 Operating expenses  . . . . . . . .       (1,771)      (1,885)      (2,323)       (2,260)

    Income before income tax expense          790          333          166           472
 Income tax expense  . . . . . . . .          285          155           61           414
 Net income  . . . . . . . . . . . .         $505         $178         $105           $58


 Earnings per share  . . . . . . . .         $.38         $.14         $.08          $.05

 1992
 Total interest income . . . . . . .       $7,160       $6,858       $6,470        $6,224
 Total interest expense  . . . . . .        5,645        5,011        4,874         4,477

    Net interest income  . . . . . .        1,515        1,847        1,596         1,747
 Provision for losses on loans . . .           44          215          169           687
    Net interest income after
      provision for losses on loans         1,471        1,632        1,427         1,060
 Noninterest income  . . . . . . . .          411          379          666           801
 Operating expenses  . . . . . . . .       (1,827)      (1,762)      (1,820)       (3,411)
    Income before income tax expense           55          249          273        (1,550)
 Income tax expense and
  extraordinary item, net  . . . . .           13          107          136         (256)

 Net income  . . . . . . . . . . . .          $42         $142         $137      $(1,294)

 Earnings per share  . . . . . . . .         $.23         $.80         $.77       $(7.25)



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Jefferson Savings and Loan Association, F.A.
Warrenton, Virginia

      We have audited the accompanying consolidated balance sheets of Jefferson Savings and Loan Association, F.A. and subsidiaries as of
September 30,  1993  and 1992,  and  the  related  consolidated statements  of operations, stockholders' equity and cash flows for the years ended September 30, 1993, 1992 and 1991. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Savings and Loan Association and subsidiaries at September 30, 1993 and 1992, and the results of their operations and their cash flows for the years ended September 30, 1993, 1992 and 1991, in conformity with generally accepted accounting principles.

      As discussed in Note 1 to the consolidated financial statements, in fiscal 1993, the Association adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

BDO Seidman

Washington, D.C.
November 24, 1993


DIRECTORS AND OFFICERS

DIRECTORS               OFFICERS
Calvin P. Burton        Thomas W. Winfree               Anne F. Brower
Insurance Agent         President and                   Assistant Vice President and
                        Chief Executive Officer         Asst. Manager, Warrenton Branch
John Sheldon Clark
Private Investor        Craig A. Mason                  Patricia M. Coury
                        Senior Vice President and       Assistant Vice President and
Robin C. Gulick, Esq.   Chief Financial Officer         Manager, Consumer Loans
Chairman of the Board
Attorney                Walter E. Monroe                Marcia G. Grant
                        Senior Vice President and       Assistant Vice President
Charles H. Jones, Jr.   Chief Lending Officer           Secondary Marketing
Managing Partner
Edge Partners, L.P.     Benny N. Werner                 Diana M. Lesko
                        Senior Vice President           Assistant Vice President and
Robert F. Kube          Retail Banking                  Manager, Loan Servicing
Treasurer
Builder and Investor    James A. Yergin, Esq.           William G. Mayo
                        Senior Vice President and       Assistant Vice President
William M. Rider        General Counsel                 REO and Special Projects
Secretary
President, R.L. Rider   Jodale Favara                   Michael W. Morris
Construction, Inc.      Vice President and Manager      Assistant Vice President and
                        Loan Operations                 Manager, Leesburg Branch
Saul J. Robinson
President               Dan W. Jeff                     Imogene K. O'Toole
Skyline Group, Inc.     Vice President and              Assistant Vice President and
                        Marketing Director              Manager, Culpeper Branch
Arthur J. Shadek
Private Investor        Douglas R. Lawrence             Linda R. Sorrells
                        Vice President and Controller   Assistant Vice President and
Thomas W. Winfree                                       Manager, Charlottesville
President and           John E. Meyer                   Rio Road Branch
Chief Executive Officer Vice President and
                        Systems Manager                 Shirley G. Stewart
DIRECTORS EMERITI                                       Assistant Vice President and
                        Carol J. Smith                  Manager, Luray Branch
A.R. Anderson, Jr. DDS  Vice President and Director
William D. Doeller      of Deposit Accounts             Bonnie J. Curtis
John J. Huckle, DVM                                     Assistant Secretary
J.B. Hudson, Jr. Esq.   Melanie K. Smith                Warrenton Branch
Harold D. Kube          Vice President and
L.A. Lacy               Director of Human Resources     Helen B. Jones
Harvey L. Pearson                                       Assistant Secretary
Walter B. Potter, Sr.   Shirley B. Stalnaker            Executive Secretary
W.W. Sanders, Jr.       Vice President,
                        Administrative Assistant        Patricia L. Texter
                                                        Assistant Secretary and
                        Lucille B. Travers              Asst. Manager, Leesburg Branch
                        Vice President and Manager
                        Warrenton Branch

OFFICES AND SERVICES

OFFICES                         SERVICES
Charlottesville                 Personal Financial
                                Management                      Commercial Services
1705 Seminole Trail
Rio Road and 29 North           Basic Checking                  Business Checking
Charlottesville, Virginia 22901 Interest Checking               Simplified Employee
(804) 937-1331                  Premier Money Fund               Pension Plan SEP
                                Jefferson Reserve               VISA/MasterCard and
300 Preston Avenue               (Overdraft Protection)          POS Merchant Service
Commonwealth Center             Holiday Club Savings            Construction/Permanent Loans
Charlottesville, Virginia 22906 Presidential Savings            Commercial Real Estate Loans
(804) 971-4900                  Regular Savings
                                Bump Rate Certificates          Services for Your
Culpeper                        Jumbo Certificates              Convenience
                                No Penalty Certificates
701 South Main Street           Prime Certificates              Automated Teller Machines
Culpeper, Virginia 22701        Regular Certificates            Automatic Funds Transfer
(703) 825-1001                  Retirement Certificates         Automatic Loan Payment
                                Individual Retirement           Bank by Mail
Leesburg                         Accounts IRA and               Certified Checks
                                 Spousal IRA                    Coupon Redemption
9-J Catoctin Circle, SW                                         Direct Deposit
Village Square                  Consumer Lending                Drive-Up Windows
Leesburg, Virginia 22075                                        Electronic Banking Card with
(703) 777-3777                  Home Equity Lines of Credit      access to MOST, Plus and
                                 and Installment Loans           The Exchange Networks
Luray                           Automobile Loans                Federal Tax Deposit
                                Personal Loans                  Night Depository
20 East Luray Shopping Center   Savings/CD Loans                Notary Public
Luray, Virginia 22835           VISA Classic and Gold           Note Collection
(703) 743-4558                                                  Sight Drafts
                                Mortgage Lending                Telephone Transfer
Warrenton                                                       Travelers Cheques
                                Community Homebuyer Loans       U.S. Savings Bonds
Warrenton Center                First Trust Loans               VISA Cash Advance
Warrenton, Virginia 22186       Second Mortgage Loans           Wire Transfer
(703) 347-7173                  Investment Property Loans       FDIC INSURED
                                Refinancing                     EQUAL HOUSING LENDER
                                Construction Loans              MEMBER FEDERAL HOME
                                Jumbo Residential Loans         LOAN BANK SYSTEM


STOCKHOLDER INFORMATION

BUSINESS  OF   THE   ASSOCIATION
Jefferson   Savings  and   Loan Association,  F.A.,  with  corporate  offices
at 550 Broadview Avenue, Warrenton, Virginia, is a federally-chartered stock savings and loan association, which began operations in 1960, and currently operates six branches in Virginia. The Association is primarily engaged in the business of obtaining funds in the form of deposits and investing such funds in mortgage loans on residential real estate and, to a lesser extent, commercial, nonresidential real estate and consumer loans. The Association is a member and a stockholder of the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation up to its applicable limits.

Corporate Counsel

James A. Yergin, Esq.
Jefferson Savings and Loan Association, F.A.
550 Broadview Avenue
Warrenton, VA 22186

Special Counsel

Elias, Matz, Tiernan & Herrick
734 15th Street, N.W.
12th Floor
Washington, D.C. 20005

Independent Auditors

BDO Seidman
1707 L Street, N.W.
8th Floor
Washington, DC 20036-4301

Registrar and Transfer Agent

Mellon Financial Services
Securities Transfer Services
85 Challenger Road
Overpeck Centre
Ridgefield Park, NJ 07660

Market Makers

Anderson & Strudwick, Inc.
1108 East Main Street
Richmond, Virginia 23219
(804) 643-2400

Branch Cabell & Co.
919 East Main Street
Richmond, Virginia 23219
(804) 225-1400

Scott & Stringfellow, Inc.
909 East Main Street
Richmond, Virginia 23219
(804) 643-1811

Wheat First Securities, Inc.
901 East Byrd Street
Richmond, Virginia 23219
(804) 649-2311

Ryan Beck & Co. Inc.
80 Main Street
West Orange, New Jersey 07052
(201)325-3000

Herzog, Heine, Geduld, Inc.
26 Broadway
New York, New York 10004
(212) 908-5195

FORM 10-K

     A copy of the Form  10-K as filed with the Office  of Thrift Supervision
will  be furnished without charge  to stockholders as of   the  record  date
for voting at the Annual Meeting of Stockholders upon written request to the Chief Financial Officer, Jefferson Savings and Loan Association, F.A., 550 Broadview Avenue, Warrenton, Virginia 22186.

      The Annual Meeting of Stockholders of Jefferson Savings and Loan Association, F.A. will be held on January 27, 1994 at 4 p.m., Eastern Time, at the Fauquier Springs Country Club.

STOCK AND DIVIDEND INFORMATION

     The  Association may not declare  or pay a  cash dividend on any   of  its
stock  if  the  effect  thereof  would  cause  the Association's  regulatory
capital  to  be   reduced  below  the regulatory capital  requirement imposed by the Office of Thrift Supervision. See Note 15 of Notes to Consolidated Financial Statements for further information regarding restrictions on cash dividends. There have been no cash or stock dividends paid in the seven years ended September 30, 1993.

      In April, 1993, the Association effected a one-for-three reverse stock split which reduced outstanding shares of common stock to 1,310,876 from 3,934,291.

      The Association's common stock trades on the National Association of Securities Dealers Automated Quotation (NASDAQ) System under the symbol JEFF. As of December 15, 1993, there were 1355 registered stockholders of record not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. Prior to July, 1993, the Association's common stock was not listed on any exchange, and traded privately. The following table sets forth the high and low closing price of the common stock for the periods indicated. Quotations were obtained from the NASDAQ.

   Year ended
  September 30,
     1993                                                High    Low
  4th Quarter . . . . . . . . . . . . . . . . . . . .    6.75    6.00